UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Blount International, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 24, 2012

TO THE STOCKHOLDERS OF BLOUNT INTERNATIONAL, INC.:

The Annual Meeting of Stockholders of Blount International, Inc. (the “Corporation”) will be held at 10:00 A.M. E.D.T. on Thursday, May 24, 2012, in Conference Room H of the Sheraton New York Hotel & Towers at 811 7th Avenue, New York City, New York 10019 for the following purposes:

1.	To elect a Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors have been elected and qualified;

2.	To approve an advisory vote on executive compensation;

3.

To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation for the year ending December 31, 2012; and

4.	To transact such other business as may properly come before the Annual Meeting of Stockholders to be held on May 24, 2012, or any adjournment thereof (the “Meeting”).

The Board of Directors has fixed the close of business on March 26, 2012, as the record date for determining the stockholders entitled to notice of and to vote at the Meeting or any adjournment thereof.

TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. ALTERNATIVELY, YOU MAY VOTE ONLINE AT www.investorvote.com.

By Order of the Board of Directors,

/s/ CHAD E. PAULSON ______________________________
CHAD E. PAULSON
Vice President, General Counsel and Secretary

4909 SE International Way

Portland, OR 97222

April 24, 2012

The Proxy Statement and Annual Report to Stockholders are available at:

http://www.shareholdermaterial.com/blount/

BLOUNT INTERNATIONAL, INC.

4909 SE International Way

Portland, Oregon 97222

503-653-8881

PROXY STATEMENT

for the

ANNUAL MEETING OF STOCKHOLDERS

to be held

May 24, 2012

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors (the “Board”) of Blount International, Inc., a Delaware corporation, of your proxy for use at the Meeting, or at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying form of proxy will be mailed to stockholders on or about April 24, 2012.

Shares represented by each properly signed proxy on the accompanying form received by the Corporation in time to permit its use at the Meeting will be voted at the Meeting. Alternatively, you may also register your vote online at www.investorvote.com. However, you may revoke your proxy at any time prior to the actual voting thereof by giving notice in writing to the Secretary of the Corporation or by voting a subsequently dated proxy. If a specification is made, the shares will be voted in accordance with the specification. Generally, if a proxy is signed but no specification is made on the proxy, the shares represented by the proxy will be voted as recommended by the Board. However, if your shares are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your broker how to vote with respect to Proposals 1 and 2, your broker may not vote with respect to either such Proposal. Proposal 3 is considered a routine matter, and therefore your broker has discretion to vote your shares on Proposal 3. The presence of a stockholder at the Meeting does not revoke his or her proxy; however, at the Meeting, there will be an opportunity for a stockholder in attendance to revoke his or her proxy and vote in person if he or she so requests.

VOTING SECURITIES

Record Date and Vote Required

The Board has fixed the close of business on March 26, 2012, as the record date for determining stockholders entitled to notice of and to vote at the Meeting. Holders of shares of the Corporation’s single class of common stock as of the record date are entitled to vote at the Meeting by proxy or in person. As of such date, the Corporation had 49,322,159 shares issued, 382,380 shares held in treasury and 48,939,779 shares outstanding. There are no cumulative voting or preemptive rights.

The holders of common stock are entitled to one vote per share to elect the Directors and are entitled to one vote per share with respect to any other matter properly presented at the Meeting.

Directors are elected by the affirmative vote of a plurality of the votes cast in the election. The affirmative vote of a majority of the shares cast is required to approve Proposal 3, and any other proposal properly presented at the Meeting. With respect to Proposal 2, advisory approval of the compensation of each Executive Officer named in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”), an affirmative vote of the majority of the shares present at the Meeting is required, and although the vote will not be binding on the Corporation, the Compensation Committee will take the voting results into consideration when making future decisions regarding the compensation of the Corporation’s Named Executive Officers.

PRINCIPAL STOCKHOLDERS

To the best knowledge of the Corporation, the following table sets forth, as of March 26, 2012,* information concerning: (a) beneficial ownership of common stock of the Corporation by (i) stockholders who beneficially own 5% or more of the Corporation’s common stock, (ii) each Director nominee, (iii) each Named Executive Officer and (iv) all Director nominees and Executive Officers of the Corporation as a group. Except as otherwise indicated, all beneficial ownership stated in the table represents sole voting and investment power.

	Name and Address of Beneficial Owners	Shares Beneficially Owned (1)	Percent of Total Shares
(a)	Holders of more than 5% of common stock (other than Director nominees and Executive Officers named in the Summary Compensation Table)

	First Eagle Investment Management LLC 1345 Avenue of the Americas New York, NY 10105	8,810,055	18.00%

	Fidelity Management & Research Company 82 Devonshire Street Boston, MA 02109	7,219,264	14.75%

	Select Equity Group, Inc. 380 Lafayette Street New York, NY 10003	4,421,124	9.03%

	Gates Capital Management 1177 Avenue of the Americas New York, NY 10036	3,377,518	6.90%

	Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	3,075,500	6.28%

	BlackRock Institutional Trust Company 400 Howard Street San Francisco, CA 94105	2,558,449	5.23%

	Stockbridge Partners 200 Clarendon Street Boston, MA 02116	2,508,008	5.12%

	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,456,369	5.02%

(b)(i)	Director Nominees
	Robert E. Beasley, Jr.	—	—
	Ronald Cami	3,756	**
	Andrew C. Clarke	3,392	**
	Joshua L. Collins	515,000	1.04%
	Nelda J. Connors	—	—
	Thomas J. Fruechtel	20,083	**
	E. Daniel James	16,742	**
	Harold E. Layman	25,499	**
	David A. Willmott	81,666	**

(ii)	Named Executive Officers (other than Mr. Collins and Mr. Willmott)
	Richard H. Irving, III	177,267	**
	Calvin E. Jenness	150,900	**
	Kenneth O. Saito	226,389	**

(iii)	All Director nominees and Executive Officers as a group	1,314,087	2.63%

(*)

The holdings of the stockholders who beneficially own 5% or more of the Corporation’s common stock are based on filings with the United States Securities and Exchange Commission (“SEC”) as of March 31, 2012. Additionally, to conform to valuation dates established by the plan administrator, December 31, 2011 has been used for allocating the shares held by the Blount Retirement Savings Plan, a 401(k) plan, attributable to Messrs. Irving and Layman. The difference between the number of shares so attributed on such date and those that would be so attributed on March 31, 2012 is immaterial.

(**)	Less than 1.0% of total shares.
(1)

Under applicable rules of the SEC, beneficial ownership by principal stockholders of certain types of instruments that can be converted into shares of common stock within 60 days from the date of this Proxy Statement are required to be included in this table. Numbers in this column include granted and fully-vested and exercisable Stock Appreciation Rights (“SARs”) and exercisable options held respectively by each of the individuals shown above. Also included are Restricted Stock Units (“RSUs”) and SARs that are not fully-vested but will be fully-vested and will be subject to settlement within a 60-day period.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Bylaws of the Corporation presently provide that the number of Directors that constitutes the whole Board be fixed from time to time by a vote of a majority of the whole Board. The full Board currently consists of nine members.

Each Director to be elected shall hold office until the next Annual Meeting of Stockholders of the Corporation or until his or her successor is elected and qualified or until his or her resignation or removal. Should any nominee fail to accept election, it is expected that the Board will cast all proxies received by it, as appropriate, in favor of the election of such other person for the office of Director as the Board may recommend. The Board has no reason to believe that any of the nominees will fail to accept election as a Director. There were no arrangements or understandings between any Director and any other person pursuant to which such Director was or is to be selected as a Director.

DIRECTOR NOMINEES’ BIOGRAPHICAL INFORMATION

The following biographical information is furnished with respect to each nominee for election as Director at the Meeting:

ROBERT E. BEASLEY, JR., Age 66

Director since January 1, 2010; Lead Director since December 2011; Chairman of the Nominating & Corporate Governance Committee since July 2010; Member of the Nominating & Corporate Governance Committee since January 2010; Member of the Audit Committee since December 7, 2011.

Former Chairman, President and CEO of Hunter Fan Company of Memphis, Tennessee, a privately-held manufacturer of consumer and commercial ceiling fans and other consumer products, from 1991 until his retirement in 2007. Formerly, President of Hunter Fan Division from 1989 through 1991. Prior to that, Vice President of Marketing-Consumer Electronics for North American Philips Corporation of New York, New York, a publicly-held manufacturer and marketer of consumer, commercial and industrial products, from 1986 through 1989. Vice President of Marketing for Philips’ Norelco Consumer Products from 1982 to 1986.

Mr. Beasley serves on the Board of Directors of Hunter Fan Company from 2007 to present.

Mr. Beasley is an “independent” Director under applicable New York Stock Exchange (“NYSE”) and SEC rules and regulations.

For the following reasons, the Board concluded that Mr. Beasley should serve as a Director of the Corporation in light of the Corporation’s business and structure. An important part of the Corporation’s business involves products that are consumer-oriented and sold, among other channels, through “Big Box” retail centers or through full-servicing dealers. Mr. Beasley has served the Hunter Fan Company for nearly 20 years, most of which in the capacity as Chief Executive Officer. He continues to serve on the Board of the Hunter Fan Company, which makes consumer and commercial ceiling fans and other consumer home products, the major channel of distribution for which is “Big Box” retail outlets.

While at the Hunter Fan Company, Mr. Beasley also had extensive experience with off-shore sourcing and manufacturing, including extensively from China, an important fit with the Corporation’s interest in (1) producing chain, bar and accessories at its facility in China, (2) procuring important components and finished products for several different product lines, including lawn and garden accessories, farm and agriculture and concrete-cutting and construction components, and (3) dealing with growing Chinese competition in the chain and bar lines. Mr. Beasley’s 33-plus years as a marketer of consumer durables aligns with the Corporation’s primary products, as well as with its proposed new product development.

RONALD CAMI, Age 44

Director since October 2010.

Mr. Cami has been a partner and general counsel of the San Francisco based investment firm TPG since June 2010. Mr. Cami was a partner at Cravath, Swaine & Moore LLP in New York City from 2001 until June 2010, where his law practice was focused on mergers and acquisitions, leveraged transactions and general corporate and board advice. During his tenure at Cravath, which began in 1994, Mr. Cami was the Corporation’s principal outside counsel from August 1999 until June 2010. Mr. Cami received his undergraduate degree from Harvard University and his law degree from Rutgers School of Law.

Mr. Cami is an “independent” Director under applicable NYSE and SEC rules and regulations.

For the following reasons, the Board concluded that Mr. Cami should serve as a Director of the Corporation in light of the Corporation’s business and structure. Mr. Cami brings a strong record of public corporation representation at the highest levels, and has gained key knowledge of the legal and compliance requirements that companies of similar size and scope as the Corporation face. He has gained a unique understanding of the Corporation and its legal structure by acting as the Corporation’s primary outside counsel while at Cravath, Swaine & Moore. His knowledge of complex legal concepts, mergers and acquisitions and leveraged transactions provides an invaluable resource to the Board.

ANDREW C. CLARKE, Age 41

Director since May 2010; Chairman of the Audit Committee since February 2012; Member of the Audit Committee since May 2010.

Since 2006, President and Director, and CEO since 2007, of Panther Expedited Services, Inc. of Seville, Ohio, a premium logistics provider that focuses on the automotive, life sciences, governmental and manufacturing segments and that is controlled by Fenway Partners, a private equity firm. Previously, Senior Vice President, Chief Financial Officer, Treasurer and Investor Relations for Forward Air Corporation, a publicly-traded company, from 2001 to 2006, or its subsidiary, Logtech Corporation from 2000 to 2001, a diversified transportation services corporation. Before that, Mr. Clarke worked in investment banking, including from 1998 to 2000 with Deutsche Bank Alex Brown and from 1993 through 1996 with A.G. Edwards & Sons, Inc.

In addition to serving on the Board of Directors for Panther Expedited Services, Mr. Clarke served on the Boards of Directors of Forward Air Corporation of Greenville, Tennessee, from 2001 to 2006 and of Pacer International, Inc., of Dublin, Ohio, a publicly-traded company engaged in third-party logistics services, from 2005 to August 2009. He served as Chairman of the Audit Committee and member of the Compensation and Nominating & Corporate Governance Committees of Pacer. He also served on the Advisory Board of Competitive Cyclist, a web-based retailer to serious road and mountain bike enthusiasts, prior to its sale to Backcountry.com in 2011.

Mr. Clarke is an “independent” Director under applicable NYSE and SEC rules and regulations.

For the following reasons, the Board concluded that Mr. Clarke should serve as a Director of the Corporation in light of the Corporation’s business structure. Mr. Clarke has served as CEO of one company, as CFO of a publicly-traded company and as a Director of three companies. He qualifies as a “financial expert” as that term is defined under applicable SEC and NYSE rules and regulations, and he has chaired the Audit Committee of a publicly-traded company. He has led two firms from a one-product focus to a diversified outlook that, together with his merger and acquisition investment banking experiences at A.G. Edwards, will assist the Corporation in its stated goal to grow and expand its business lines. Finally, his experience with Internet sales systems, both at Logtech and at Competitive Cyclist, parallel the Corporation’s newly-instituted business-to-business Internet sales efforts for its product lines, especially its lawn and garden products.

JOSHUA L. COLLINS, Age 47

Director since January 2005; Chairman of the Board since May 2010; Member of the Compensation Committee from January 2005 to December 2005; Member of the Nominating & Corporate Governance Committee from January 2008 to December 18, 2009.

Elected the Corporation’s Chief Executive Officer in December 2009. As a result of becoming CEO, Mr. Collins, who continues as a Director, resigned from the Nominating & Corporate Governance Committee of the Board. Before that, Mr. Collins was elected President, Chief Operating Officer & CEO Designate as of October 19, 2009.

Previously, founder of Collins Willmott & Co. LLC, a private equity firm located in New York City, focused on providing growth capital to middle market companies in the industrial, consumer and energy sectors since January 2008; formerly, Principal of Lehman Brothers Merchant Banking from 2000 to January 2008, and Managing Director of Lehman Brothers Inc. from 2006 to January 2008; Senior Vice President of Lehman Brothers Inc. from 2003 to January 2008; joined Lehman Brothers Merchant Banking in 1996. Prior to joining Lehman Brothers, Mr. Collins served as an infantry officer and Captain in the United States Marine Corps.

Mr. Collins also serves on the Board of Directors of Enduring Resources, LLC of Denver, Colorado, a private equity-backed producer of natural gas. Formerly, Mr. Collins served on the Boards of Directors for Phoenix Brands LLC of Stamford, Connecticut; Evergreen Copyright Acquisitions, LLC of Nashville, Tennessee; Cross Group, Inc. of Houma, Louisiana; Superior Highwall Holding, Inc. of Beckley, West Virginia; Eagle Energy Partners I, LP of Houston, Texas; Pacific Energy Management, LLC of Southern California; and Mediterranean Resources, LLC of Austin, Texas. Mr. Collins was on the Compensation Committee of Cross Group, Inc. and was also involved in determining executive compensation for the other companies on whose boards he served, since these companies did not have compensation committees. Mr. Collins left these boards in connection with his becoming CEO of the Corporation in order to devote more time to his new responsibilities.

Mr. Collins is not an “independent” Director under applicable NYSE and SEC rules and regulations.

For the following reasons, the Board concluded that Mr. Collins should serve as a Director of the Corporation in light of the Corporation’s business structure. Mr. Collins was selected as CEO of the Corporation after an extensive, comprehensive search because of his knowledge of the Corporation and its business. Mr. Collins gained knowledge of the Corporation by working with the Corporation as a member of the Lehman Brothers’ team that consummated a merger of the Corporation and a subsidiary of Lehman Brothers Merchant Banking Partners II, L.P. and a recapitalization of the Corporation’s stock into a single class of shares (the “Merger and Recapitalization”). The Merger and Recapitalization occurred in 1999, and Mr. Collins has served as a Director of the Corporation since 2005. Mr. Collins’ extensive experience in engaging in mergers and acquisitions and financial transactions; the energy and vision he brings to the job to increase the value of the business through both organic growth and making related acquisitions; and his experience on boards of directors of companies for which he participated as a private equity investor whose goal it was to increase stockholder and other investor value, is invaluable. Mr. Collins’ knowledge of finance, of the valuation of businesses and of capital markets makes him a valuable addition. He has been instrumental in assisting with the Corporation’s equity and public debt security offerings, negotiating credit agreements and acquisitions or divestitures, as well as possessing a keen insight into foreign currency exchange matters, which is of vital importance to the Corporation with respect to the relationship of the United States dollar to the Canadian dollar and Brazilian real on the production side and to the European Union euro on the sales and marketing side.

In addition, as shown above, Mr. Collins has had extensive experience as a director and investor in entrepreneurial firms in a wide range of industries.

NELDA J. CONNORS, Age 46

Director since March 2012.

Since August 2011, Chairwoman and Founder of Pine Grove Holdings, LLC, a Delaware company that provides advisory services to private equity firms and investing on a limited partner basis. From August 2008 through June 2011, she served as President and CEO of Atkore International, of Illinois (formerly the Electrical and Metal Products segment of Tyco International), one of the world’s largest producers of electrical steel conduit, pre-wired armored electrical cable, mechanical and structural steel, fence and fire production products for non-residential construction. Prior to joining Tyco, she served as a Vice President of Eaton Corporation from 2002 until 2008 where she held various operating and general management positions. Prior to Eaton, Ms. Connors was an executive in the automotive industry for Ford Motor Company, Chrysler and Mogami Denki (a Toyota supplier). Ms. Connors holds a B.S. and M.S. in mechanical engineering from the University of Dayton.

Ms. Connors serves on the Boards of Directors of Boston Scientific, of Natick, Maine, and as a Class B Director for the Federal Reserve Bank of Chicago.

Ms. Connors is an “independent” Director under applicable NYSE and SEC rules and regulations.

For the following reasons, the Board concluded that Ms. Connors should serve as a Director of the Corporation in light of the Corporation’s business structure. Ms. Connors has served as CEO of one company, and on the Board of a publicly-traded company. She has international experience, studying in Japan and being employed in Japan, Germany and China. Ms. Connors also has experience with manufacturing processes, having implemented Continuous Improvement projects utilizing both Lean Manufacturing principles and Six Sigma tools. Ms. Connor’s experience and expertise will be valuable to the Corporation’s global strategy and to the manufacturing processes for both the “FLAG” (Forestry, Lawn and Garden) and “FRAG” (Farm, Ranch and Agriculture) segments.

THOMAS J. FRUECHTEL, Age 61

Director since December 2003; Member of Audit Committee since December 2003; Member of the Compensation Committee from July 2010; Member of the Nominating & Corporate Governance Committee from February 2005 to July 2010.

Former President and Chief Executive Officer and Director of Leupold & Stevens, Inc., a sports optics company based in Portland, Oregon, from 1998 to January 2011. Previously, President and Chief Operating Officer from 1996, and Executive Vice President from 1995, for Simplicity Manufacturing, Inc., a manufacturer of lawnmowers and other outdoor power equipment; and from 1974 to 1995, various positions with the Corporation or a predecessor company; including, President of the former Sporting Equipment Division and General Manager of the Oregon Cutting Division – Latin American Operations.

Mr. Fruechtel is an “independent” Director under applicable NYSE and SEC rules and regulations.

For the following reasons, the Board of Directors concluded that Mr. Fruechtel should serve as a Director of the Corporation in light of the Corporation’s business and structure. Mr. Fruechtel has been associated with the Corporation as an executive or as a Director for over 29 years. He was influential in establishing the Corporation’s manufacturing facility in Curitiba, Brazil and its marketing base throughout Latin America. He served as President of one of the Corporation’s three segments, the Sporting Equipment Division. He has been CEO of two companies, Leupold & Stevens and Simplicity Manufacturing, Inc. The latter, as a manufacturer of lawnmowers and other outdoor lawn and garden power equipment, relates to the Corporation’s lawn and garden unit business that makes lawnmower blades and markets other lawn and garden accessories.

Mr. Fruechtel has direct knowledge of the Corporation’s businesses, its customers and its markets. He brings broad awareness of the marketing of consumer whole goods. He also is very experienced in the procurement of precision products from South East Asia sources, including China. Mr. Fruechtel’s historical perspective of the Corporation and the focus on current changes in products, markets and trends in the sale of products to consumers assist the Board in understanding the Corporation’s options and evaluating its potential directions.

E. DANIEL JAMES, Age 47

Director since August 1999; Member of the Executive Committee from August 1999 to that committee’s termination in March 2010; Member of the Audit Committee from 1999 to February 2003; Member of the Compensation Committee from 1999 to December 2005 and again since February 2008; Member of the Nominating & Corporate Governance Committee since July 2010.

Founder, Principal and Head of North America Operations for Trilantic Capital Partners, successor to Lehman Brothers Merchant Banking, from April 2009; previously, Principal of Lehman Brothers Merchant Banking and a Managing Director of Lehman Brothers Inc., New York, New York from April 2000. Prior to that, Mr. James was Senior Vice President from 1996. Mr. James had been with Lehman Brothers Inc. since June 1988. Prior to joining the Merchant Banking Group in 1996, Mr. James served in the Mergers and Acquisitions Group from 1990 and the Financial Institutions Group from 1988.

Mr. James also serves on the Boards of Directors for Phoenix Brands LLC of Stamford, Connecticut; Flagstone Reinsurance Holdings, S.A. of Luxembourg, and Delos Insurance Company of New York, New York. Mr. James serves as the Non-Executive Chairman for both Phoenix Brands LLC and for Flagstone Reinsurance Holdings, S.A.

Mr. James is an “independent” Director under applicable NYSE and SEC rules and regulations.

For the following reasons, the Board concluded that Mr. James should serve as a Director of the Corporation in light of the Corporation’s business and structure. Mr. James’ experience as a merchant investment banker; one of the architects of analyzing, negotiating and consummating the Merger and Recapitalization in 1999 on behalf of Lehman Brothers; his knowledge of the Corporation as representative of the controlling stockholder from 1999 to 2004; his Board experience for over eleven years; and his acute analytic abilities concerning public markets, including public equity and debt offerings, senior credit agreements and mergers, acquisitions and divestitures, all of which are important to the viability and growth of the Corporation over time, have served the Corporation, its stockholders and the Board well. Because of the nature of Mr. James’ position as a founder, principal and Head of North America for Trilantic Capital Partners, a private equity investment firm and successor to the Merchant Banking side of Lehman Brothers, Mr. James is able to offer cross-segment comparisons to other markets, lines of businesses and industries, to go along with his insight into the Corporation’s businesses.

HAROLD E. LAYMAN, Age 65

Director since August 1999; Chairman of Compensation Committee since July 2010; Member of the Audit Committee from 2007 to July 2010; Member of the Executive Committee from March 2001 to August 2002.

Former President of River Bend Management Group of Florida, LLC, an operator of golf courses, located in Ormond Beach, Florida. Former President and Chief Executive Officer of the Corporation from March 2001 to August 16, 2002; President and Chief Operating Officer from February 2000; Executive Vice President – Finance Operations and Chief Financial Officer from February 1997 and Senior Vice President and Chief Financial Officer of the Corporation from January 1993. Prior to 1993, Mr. Layman served as Senior Vice President – Finance and Administration and was a member of the Executive Committee of VME Group, N.V., in The Hague, Netherlands, a manufacturer of automotive components and industrial equipment, from September 1988.

Mr. Layman also serves on the Boards of Directors of GrafTech International Ltd. of Parma, Ohio and Infinity Property & Casualty Corp. of Birmingham, Alabama. Mr. Layman chairs the Compensation Committee and serves as a member of the Corporate Governance Committee of GrafTech International and serves as Chairman of the Compensation Committee and as a member of the Nominating & Corporate Governance Committee of Infinity Property and Casualty. Formerly, Mr. Layman served on the Board of Grant Prideco, Inc. of Houston, Texas until its sale to National Oilwell Varco, Inc. in 2008. He chaired the Audit Committee of Grant Prideco.

Mr. Layman is an “independent” Director under applicable NYSE and SEC rules and regulations.

For the following reasons, the Board concluded that Mr. Layman should serve as a Director of the Corporation in light of the Corporation’s business and structure. Mr. Layman had served the Corporation as an Executive Officer for nine years, two as President and CEO, and has served for 13 years as a Director of the Corporation. He is one of several of the Corporation’s Directors who has served as a CEO of a major public corporation. Mr. Layman’s financial background, operational responsibilities and international business acumen are all valuable tools in helping the Board guide the Corporation in its endeavors. Mr. Layman provides a very effective “bridge” across the various transformations that have taken place at the Corporation since the 1990’s. His service on three other public boards and his positions as chairman or member of these other companies’ Audit, Compensation and Nominating & Corporate Governance Committees provide a good reference point and resource for the Board.

DAVID A. WILLMOTT, Age 42

Director since March 2012.

Mr. Willmott was elected the Corporation’s President and Chief Operating Officer on March 10, 2011. Previously, from December 14, 2009, he served as Senior Vice President – Corporate Development & Strategy. Previously, founder of Collins Willmott & Co. LLC, a private equity firm located in New York City, focused on providing growth capital to middle market companies in the industrial, consumer and energy sectors, since January 2008; formerly, Principal of Lehman Brothers Merchant Banking, from 2000 to 2008, and Managing Director of Lehman Brothers Inc. from 2007 to 2008; joined Lehman Brothers Merchant Banking in 1997. Prior to joining Lehman Brothers, Mr. Willmott was an investment banker with Merrill Lynch & Co. from 1992 to 1995.

Mr. Willmott formerly served on the Boards of Directors of Evergreen Copyright Acquisitions, LLC of Nashville, Tennessee; Cross Group, Inc. of Houma, Louisiana; Superior Highwall Holding, Inc. of Beckley, West Virginia; Hunter Fan Company of Memphis, Tennessee; and CP Kelco ApS of Chicago, Illinois. Mr. Willmott is a former Chairman of the Board of Directors of Hunter Fan Company.

Mr. Willmott is not an “independent” Director under applicable NYSE and SEC rules and regulations.

For the following reasons, the Board concluded that Mr. Willmott should serve as a Director of the Corporation in light of the Corporation’s business and structure. Mr. Willmott’s experience in evaluating, formulating and executing strategic initiatives; experience engaging in mergers and acquisitions and financial transactions; the energy and vision he brings to the Corporation to increase the value of the business through both organic growth and making related acquisitions; and his experience on boards of directors of companies for which he participated as a private equity investor whose goal it was to increase stockholder and other investor value, is invaluable. Mr. Willmott’s broad knowledge of finance, strategy, marketing, operations and corporate finance makes him well qualified to serve as a Director of the Corporation. In addition, as shown above, Mr. Willmott’s leadership and experience will be valuable to the Corporation’s strategic growth initiative.

Retirement of Directors

Effective November 4, 2011, Mr. R. Eugene Cartledge retired as Lead Director and as a member of the Board. Mr. Cartledge had been a Director from September 1994 through August 1999 and then continuously from April 2002 until his retirement. He had served as the Lead Director since May 2010, Chairman of the Audit Committee since April 2002, as a member of the Compensation Committee from February 2004 to July 2010 and as a member of the Nominating and Corporate Governance Committee from February 2005 to July 2010. There were no disagreements between Mr. Cartledge and the Corporation. Ms. Nelda J. Connors was elected on March 26, 2012 to replace Mr. Cartledge on the Board. In addition, the Board voted on that date to fix the number of Directors at nine and elected Mr. David A. Willmott to fill the vacancy.

Separation or Combination of Chairman and CEO Positions

With the retirement of Mr. Cartledge on November 4, 2011, the Board selected Mr. Beasley to serve as its new Lead Director along side Mr. Collins, who will continue to serve as the Corporation’s Chairman of the Board and as its CEO.

The Board has no specific policy requiring the separation of the offices of Chairman of the Board and CEO; however, as outlined below, the Board sees merit in combining the posts but the Board also recognizes the reasons for separation of duties. The Board believes, however, that in the event that the Chairmanship and CEO position are combined, there should also be a Lead Director who is independent from management. The Board’s guidelines on this issue are summarized as follows:

“Lead Director

The Lead Director is elected by the Board. The Lead Director shall be an “independent Director,” as that term is used in applicable NYSE and SEC rules or regulations. The Lead Director shall act as a liaison between the Chairman and the non-employee Directors, and shall preside at all meetings at which the Chairman is not present. The Lead Director has the authority to convene and chair meetings of the non-employee Directors without management’s participation and to raise matters with management or individual senior officers on behalf of the Board, as he or she deems appropriate. In addition, the Lead Director, on behalf of the non-employee Directors, shall have the power and authority to engage the services of special counsel or other experts as he or she determines appropriate.”

The primary rationale for separating the offices of Chairman and CEO is one of providing certain corporate governance checks and balances. The primary reason for combining the two offices is one of communication and integration of the Corporation’s plans and strategies between the CEO and the Board. The Board feels that, given the Corporation’s strong policies on corporate governance and the requirement for a Lead Director who is independent from management during any time the Chairman and CEO posts are combined, either system is acceptable and that the decision should be based on the specific facts and circumstances. Because of the current business strategy of the Corporation, the Board determined it was in the best interests of the Corporation to have Mr. Collins continue to serve as Chairman and as CEO and to have Mr. Beasley serve as Lead Director.

THE BOARD AND ITS COMMITTEES

The property, affairs and business of the Corporation are managed under the direction of the Board. The Board has standing Audit, Compensation and Nominating & Corporate Governance Committees, the principal functions of each of which are described below.

The Board has determined that Mr. Beasley, Mr. Cami, Mr. Clarke, Ms. Connors, Mr. Fruechtel, Mr. James and Mr. Layman have no “material relationship,” as that term is defined under applicable SEC and NYSE standards, with the Corporation, either directly or indirectly. The basis for this determination is the review of the applicable criteria by the Board and the review of questionnaires each Director-nominee submitted to the Secretary of the Corporation and the Nominating & Corporate Governance Committee.

The only relationships that these seven Directors have with the Corporation are based upon (i) the receipt of customary Director compensation for their service on the Board, which applies to all seven; (ii) the ownership of stock in the Corporation, which applies to five of the seven; (iii) the receipt of retirement benefits in the ordinary course from the Corporation’s qualified pension plan and the receipt of allocated units of common stock in the Corporation as part of the participation in the Blount Retirement Savings Plan, a 401(k) plan, which applies solely to Mr. Layman in his capacity as a former employee; or (iv) an affiliation with an organization that on occasion had provided services to the Corporation but none of which is “material” under applicable SEC and NYSE rules and regulations, which applies to two of the seven. The nature of all of these types of relationships are deemed not to be “material” under applicable rules and regulations.

During the year ended December 31, 2011, the Board held five regular meetings, three special meetings and took no actions by unanimous written consent in lieu of a meeting. Average attendance by Directors at Board and Committee meetings was 93%, and no Director attended less than 77% of Board and applicable Committee meetings held while such Director was on the Board or applicable Committee. The non-management Directors meet in executive session as a part of every regular meeting of the Board. The presiding Director at those sessions is usually the Lead Director.

Audit Committee – The Audit Committee consists of three members, all of whom are independent Directors. The functions of the Committee include: (i) approving annually the appointment of the Corporation’s independent registered public accounting firm; (ii) reviewing the professional services, proposed fees and independence of such independent registered public accounting firm; (iii) reviewing the annual audit plans of such independent registered public accounting firm; (iv) reviewing the annual audit plans for the internal audit function, whether performed by an in-house staff, outsourcing arrangement or combination of both; (v) monitoring the activities of the independent registered public accounting firm and the internal audit function; and (vi) reporting on such activities to the Board. The Committee held four regular meetings and no special meeting(s) during 2011. The current members of the Committee are Messrs. Beasley, Clarke and Fruechtel. Mr. Clarke serves as Chairman of the Committee.

Compensation Committee – The Compensation Committee consists of three members, all of whom are independent Directors. The functions of the Committee include: (i) approving compensation philosophy and guidelines for the Corporation’s executive employees; (ii) establishing a total compensation range for the Chief Executive Officer and appraising the performance of that Officer on a timely basis; (iii) approving salaries and changes in salaries for the other Executive Officers of the Corporation and such other executives as the Committee may deem appropriate; (iv) approving the participants, annual financial or other targets and amounts to be paid under the Corporation’s Executive Management Annual Incentive Plan (“EMAIP”); (v) reviewing and recommending to the Board any new executive incentive plans for stock options or other equity instruments, or additions to or revisions in existing plans, and approving any options or other awards granted under any such plans; (vi) reviewing from time to time the Corporation’s management resources and executive personnel selection, development, planning and succession processes; and (vii) reporting on all such activities to the Board. The Committee held one regular meeting and one special meeting during 2011. The current members of the Committee are Messrs. Fruechtel, James and Layman. Mr. Layman serves as Chairman of the Committee.

Nominating & Corporate Governance Committee – The Nominating & Corporate Governance Committee consists of three members, all of whom are independent Directors. This Committee serves as the principal corporate governance and strategic planning arm of the full Board. The Committee identifies individuals qualified as a matter of background, achievement and leadership to become Board members and recommends candidates for election. The Committee held three regular meetings and no special meetings during 2011. The current members of the Committee are Messrs. Beasley, Clarke and James. Mr. Beasley serves as Chairman of the Committee.

CRITERIA FOR NOMINATING DIRECTOR CANDIDATES

Prospective nominees are considered based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the qualifications and standards established by the Nominating & Corporate Governance Committee. In identifying and recommending Board nominees, the Committee uses guidelines that it has developed with respect to qualifications for nominations to the Board and for continued membership on the Board.

If the Committee determines, in consultation with the full Board as appropriate, that additional inquiry is warranted, it may gather additional information about the prospective nominee’s background and experience. The Committee evaluates the prospective nominee against the qualifications and standards adopted by the Committee, including the following (the order is not necessarily meant to represent relative importance):

•

ability to meet regulatory requirements, including standard of “independence,” in accordance with NYSE, SEC and Internal Revenue Service regulations, as applicable, and as set forth in the Blount Corporate Governance Guidelines;

•	experience in relevant industries;

•	ability to represent the interests of the stockholders of the Corporation;

•	leadership and judgment acumen;

•	high personal and professional ethics, integrity and values;

•	contribution to the level of diversity of skills, backgrounds, geography, experience, gender and racial makeup of the Board;

•	relevant education, age and professional experience, including accounting and financial knowledge;

•	effectiveness of working with others;

•	ability to make necessary time commitment and ability to make constructive contribution to Board; and

•

if nominee is an incumbent, record of past performance (e.g., regularly attended Board and Committee meetings, kept informed about the Corporation and its businesses, participated in discussions at Board and Committee meetings and provided sound advice and counsel).

The Committee, in its judgment, also considers such other factors as it deems relevant, including the current composition of the Board, the need for specific functional expertise and the evaluations of other prospective nominees. Further, the Committee may, but is not required to, utilize third party firms to assist in the identification or screening of prospective candidates. The Committee believes it is not appropriate to fix any specific minimum qualifications or minimum number of qualifications that a candidate must meet before such candidate may be recommended by the Committee. It believes that each individual candidacy should be evaluated as a whole, taking into account all of the circumstances of that candidacy.

In connection with this evaluation, the Committee determines whether one or more members of the Committee, and others as appropriate, will interview prospective nominees. After completing this evaluation and interview process, the Committee recommends to the full Board the person or persons to be nominated by the Board and the Board determines the nominees for election after considering the recommendation and report of the Committee.

Other factors considered relevant for membership on the Board are listed in the Charter for the Nominating & Corporate Governance Committee, as amended, and in the Corporation’s Corporate Governance Guidelines, both of which are posted at the Corporation’s website at www.blount.com.

NOMINATION OF CANDIDATES BY STOCKHOLDERS

The Nominating & Corporate Governance Committee will consider Director candidates recommended by stockholders. A stockholder who wishes to recommend a candidate for consideration by the Committee should submit his or her nomination to the Committee in accordance with the procedure set out in “Stockholders’ and Other Interested Parties’ Communications with the Board of Directors” below for communications with the Board, its Committees or a specific Director. Any such proposal should expressly refer to “Potential Candidate for Board Membership” as its subject, and should be addressed to the attention of the Secretary. Pursuant to the Corporation’s Bylaws nominations brought by stockholders at an annual meeting are subject to certain notice requirements. Stockholders who wish to nominate directors are required to give notice to the Secretary of their nomination. Generally, this notice must be submitted between 90 days and 120 days prior to either the first anniversary of the preceding year’s annual meeting or the relevant stockholder meeting, as applicable. The notice must include certain specified information, including information on the stockholder’s interests in the Corporation, as well as the interests of the stockholder’s affiliates and associates and the interests of any nominees. If a stockholder fails to comply with the requirements of this advance notice section, then the stockholder’s nomination will be disregarded unless the Board determines to waive such noncompliance. The proposal should also contain relevant information concerning such candidate, including name, address, current principal occupation, professional background and such other information as is required to be disclosed in solicitations for proxies for the election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended. The process for identifying and evaluating candidates recommended by stockholders is the same as the process for identifying and evaluating candidates recommended by the Nominating & Corporate Governance Committee except that the current makeup of the Board and the existence or lack of a vacancy will be given greater weight, and the use of a third party service to assist in any review of the candidate is more likely, unless members of the Board have knowledge, personal or otherwise, of the individual nominated.

Regardless of the manner of nomination, all nominees to the Board are now required to complete a written questionnaire with respect to such nominee’s background and qualifications.

COMPENSATION OF DIRECTORS

Current Directors: Directors who are employees of the Corporation (or former employees receiving termination benefits) receive no compensation for their services as Directors. Employee Directors, of course, receive compensation in their respective capacities as employees of the Corporation, and all Directors receive reimbursement of travel and lodging expenses incurred in connection with their attendance at Board functions. The Corporation maintains its Non-Employee Directors’ Compensation Program (“Program”), pursuant to which Directors who are not employees of the Corporation are each eligible to receive a quarterly stipend of $12,500, plus $1,000 per quarter if they are Chairman of the Board (and not an employee of the Corporation) or Lead Director, $1,000 per quarter for each Board Committee they chair and $1,000 for each Board or Committee meeting they attend. In addition, a qualifying Director under the Program may choose to participate in certain health, dental and life insurance plans of the Corporation.

As part of the Program, the Corporation maintains a Director Deferred Stock Unit Plan (the “Director Deferred Plan”) that permits Directors eligible to participate in the Program to elect to receive all or a portion of their quarterly stipends, as well as chairman or lead director and meeting fees, in deferred stock units. This election must be made prior to the end of the previous calendar year or as soon as practical after a Director becomes eligible to participate in the Director Deferred Plan, and the deferred stock units must be received in stock upon the termination of service by the Director in a lump sum or in annual installments over a period of up to five years in accordance with the Director’s election when the Director commenced participation in the plan. The number of deferred stock units attributable to any one Director are determined by dividing the portion of the total of the stipend and fees for one quarter selected by the Director for deferral under the Director Deferred Plan by the closing price per share for the Corporation’s common stock on the NYSE on the last trading day of the applicable calendar quarter. The resulting number represents the number of shares that the Corporation will then credit to the Director pursuant to the terms of the Director Deferred Plan. At the end of his or her term of service as a Director, the Director will receive a payment of shares equal to the number of shares that have been credited to his or her account. This form of compensation, with its delivery of shares in the future, aligns the interests of the Director with other stockholders.

NON-MANAGEMENT DIRECTORS’ COMPENSATION FOR 2011

Name of Director	Retainer/Fees Earned and Paid in Cash ($)	Retainer/Fees Earned and Paid in Common Stock ($) (1)	All Other Compensation ($) (2)		Total ($)
Robert E. Beasley, Jr.	64,500	—	69		64,569
Ronald Cami	—	57,000	12		57,012
R. Eugene Cartledge (3)	25,000	43,500	69		68,569
Andrew C. Clarke	40,000	25,000	40		65,040
Thomas J. Fruechtel	64,000	—	69		64,069
E. Daniel James	—	60,000	69		60,069
Harold E. Layman	9,000	54,000	69	(4)	63,069

(1)	Amounts represent retainer or fees deferred during 2011 pursuant to the Director Deferred Plan described above.
(2)	Amounts refer to the value of certain life insurance benefits in which the Director participates.
(3)	Mr. Cartledge retired from the Board on November 4, 2011.
(4)	Amount includes $69 in Director benefits, but does not include $3,960 in retiree medical benefits that Mr. Layman receives as a former employee of the Corporation.

NON-MANAGEMENT DIRECTORS’ STOCK OWNERSHIP FOR 2011

Name of Director	Deferred Stock Owned	Other Stock Owned # of Shares	Blount Retirement Savings Plan, a 401(k) Plan	# of Shares Total
Robert. E. Beasley, Jr.	—	—	—	—
Ronald Cami	3,756	—	—	3,756
R. Eugene Cartledge	—	51,013	—	51,013
Andrew C. Clarke	2,392	1,000	—	3,392
Thomas. J. Fruechtel	10,783	9,300	—	20,083
E. Daniel James	16,742	—	—	16,742
Harold. E. Layman	25,473	—	26	25,499

Advisory Directors: Under the Corporation’s former Advisory Directors’ Recognition Plan, which was terminated in February 2000, each member of the Board who had not been an employee, or who was one of the two founders of the Corporation, had served as a Director for at least five consecutive years and was serving upon attainment of age 72 became an Advisory Director. Under this plan, an Advisory Director was paid a quarterly benefit for life equal to the quarterly cash retainer, exclusive of Committee chairman fees, then being paid to that Director. There was one participant under this plan during 2011, Mr. W. Houston Blount, who resigned as a Director in 1999. He received $6,250 for the first quarter of 2011. Mr. W. Houston Blount passed away during the first quarter of 2011. Commencing with the second quarter of 2011, there were no additional Advisory Directors or payments under this plan. The Advisory Directors’ Recognition Plan was unfunded and amounts due thereunder were general obligations of the Corporation.

RECOMMENDATION OF THE BOARD OF DIRECTORS:

THE BOARD INTENDS TO NOMINATE AND TO VOTE ALL PROXIES RECEIVED BY THE BOARD FOR THE ELECTION OF THE PERSONS NAMED ABOVE AS DIRECTORS OF THE CORPORATION EXCEPT TO THE EXTENT CONTRARY INSTRUCTIONS ARE SPECIFIED BY STOCKHOLDERS IN PROXIES RECEIVED OR IN PERSON AT THE MEETING.

AUDIT COMMITTEE DISCLOSURE

The Corporation has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee Charter was incorporated in the 2004 Proxy Statement as Exhibit A. With respect to the independence of the Corporation’s Directors who serve on the Audit Committee, Andrew C. Clarke, chairman, and members Thomas J. Fruechtel and Robert E. Beasley, Jr., are all “independent” Directors, as defined by applicable rules and regulations of the SEC and NYSE.

The Board has determined that each of Messrs. Beasley, Clarke, and Fruechtel qualifies as a “financial expert,” as defined by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act. All of these members have served as chief executive officers of publicly-traded or private companies in which capacity they supervised the chief financial officer function, a position previously held by one; and all members possess (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such accounting principles in connection with the accounting for estimates, accruals and reserves; (iii) experience actively supervising one or more persons engaged in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Corporation’s financial statements; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of Audit Committee functions. No member of the Audit Committee serves on the Audit Committee of more than two other public companies.

The Audit Committee maintains the Corporate Code of Ethics for the Chief Executive Officer, Chief Financial Officer, and financial reporting and control personnel. Charters for the Nominating & Corporate Governance Committee and the Compensation Committee were enacted in January 2005 and ratified by the Board or relevant Committee in February 2005. The Corporation’s Nominating & Corporate Governance Committee Charter, the Corporation’s Audit Committee Charter, the Corporation’s Code of Ethics and the Corporation’s Corporate Governance Guidelines are posted on the Corporation’s website at www.blount.com.

AUDIT COMMITTEE REPORT

The Audit Committee (1) reviewed and discussed the Corporation’s audited financial statements as of December 31, 2011 with management, (2) reviewed and discussed with the Independent Registered Public Accounting Firm matters required by the Statement on Auditing Standards No. 61, as amended, and (3) received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by the Public Company Accounting Oversight Board relating, among other things, to the Independent Registered Public Accounting Firm’s independence from management and the compatibility of the Independent Registered Public Accounting Firm performing non-audit services with its independence. Based upon these reviews and discussions, and recognizing (a) that management is primarily responsible for the Corporation’s systems of internal controls and financial reporting processes, and (b) that the Independent Registered Public Accounting Firm is responsible for the performance of an independent audit of the Corporation’s consolidated financial statements and of the effectiveness of internal controls over financial reporting in accordance with applicable Public Company Accounting Oversight Board standards and the issuance of a report thereon, the Audit Committee has approved (i) the inclusion of the Corporation’s audited financial statements and management’s report on internal controls in the SEC Annual Report on Form 10-K filed with the SEC on March 13, 2012, and (ii) the appointment of PricewaterhouseCoopers LLP as the Corporation’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2012, subject to ratification of that appointment by the stockholders at the Meeting.

In addition, on February 28, 2012, the Audit Committee, pursuant to the Corporation’s policy for pre-approval of non-audit services, approved the provision by PricewaterhouseCoopers LLC of certain tax services; certain potential merger, acquisition or divestiture transactional services; and certain SEC-related consents, each a non-audit function, for the Corporation for the 2012 calendar year. With the approval of the Audit Committee, the internal audit function is performed by Moss Adams LLP through an outsourcing arrangement. In fulfilling the internal audit function, the engagement partner for Moss Adams reports directly to the Audit Committee and meets with the Committee at each Committee meeting, as do the representatives from the Independent Registered Public Accounting Firm, without management in attendance. The Corporation’s Audit and Non-Audit Service Pre-Approval Process is posted on the Corporation’s website at www.blount.com.

Audit Committee Members

Andrew C. Clarke, Chairman

Robert E. Beasley, Jr., Member

Thomas J. Fruechtel, Member

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There were no relationships with respect to Compensation Committee interlocks and insider participation in compensation decisions during 2011.

COMPENSATION DISCUSSION AND ANALYSIS

In 2011, the Corporation held a stockholder advisory vote on the compensation of its Named Executive Officers, commonly referred to as a say-on-pay vote. The Corporation’s stockholders overwhelmingly approved the compensation of the Named Executive Officers with 96% of stockholder votes cast in favor of the say-on-pay resolution. As the Compensation Committee evaluated its compensation policies and overall objectives for 2012, it took into consideration the strong support of the stockholders. As a result, the Compensation Committee decided to retain the general approach and structure of the Corporation’s executive compensation program, with an emphasis on the objectives described below. In the future, the Compensation Committee will continue to take the results of the annual say-on-pay vote into account.

Blount 2011 Performance

Fiscal 2011 was a transformational year for the Corporation. We continued to execute on our strategic initiatives and focus on core growth throughout the year. We successfully closed three acquisitions during the year and established a $300 million FRAG business with significant reach and scale. Our core FLAG segment recorded a record year by growing revenues over 15% from 2010. For the year, consolidated sales for the Corporation were $831.6 million and Operating Income was $98 million. By the end of 2011 we were two to three years ahead of our stated five year goal of doubling profitability by 2014 due to strong organic growth and better than expected acquisition opportunities. Our financial position was strong at year-end with $62 million of cash on hand, a reasonable debt to EBITDA ratio and available liquidity through our new credit facility arranged during 2011.

Overall Objectives of the Executive Compensation Program

The Corporation’s executive compensation program is designed to help the Corporation attract, motivate and retain high quality executives who create shareholder value. Toward that end, the compensation program attempts to provide:

•	Levels of compensation that are competitive in the markets and industries in which the Corporation competes for executive talent;

•	Incentive compensation that is aligned with the Corporation’s financial performance;

•	Incentive compensation that effectively rewards and recognizes individual performance;

•	A mix of incentive compensation that is appropriately balanced with the Corporation’s short-term and long-term objectives; and

•	A compensation program that does not encourage excessive or unnecessary risk.

The Compensation Committee has developed and administers an executive pay program designed to meet the objectives described above. In designing and administering the program, the Corporation attempts to maintain an appropriate balance among these various objectives. The program currently consists of three principal components, each of which is designed to promote a specific behavioral focus and in turn provide specific benefits to the Corporation.

Program Component	Behavioral Focus	Specific Benefit to the Corporation
Base Salary Program	Reward individual performance and experience	Attracts and retains executive talent

Short-Term Non-Equity Incentive Compensation	Reward operational performance of the Corporation as a whole and individual business units and reward attainment of individual goals	Aligns employee interests with short-term corporate and business goals, and encourages and rewards attainment of individual performance goals

Long-Term Equity Incentive Program	Reward longevity and sustained performance toward long-term goals and behavior designed to enhance long-term stockholder value	Aligns individual interests with the long-term investment interests of stockholders

Providing Competitive Levels of Compensation

The Corporation attempts to provide its executives with a total compensation package that, at expected levels of performance, is competitive with total compensation provided to executives who hold comparable positions or have similar qualifications, or both, in other organizations of similar size and scope as the Corporation.

During 2011, the Corporation determined each executive’s competitive level of compensation based on information drawn from a variety of sources, including proxy statements, special studies and surveys, and an Executive Compensation Review prepared by Pearl Meyer & Partners in February 2011. Information from all of these sources is used in creating the basic structure of the Corporation’s program. The market data used in establishing the Corporation’s executive compensation levels reflects a blending of general industrial and manufacturing companies comparable to the Corporation’s size and takes into account the geographic region in which the executive works.

It should be noted that the value of an executive’s compensation package will vary significantly based on performance and area of responsibility. Thus, although the expected value of an executive’s compensation package will be competitive, its actual value can exceed or fall below competitive levels depending upon performance.

During the most recent review of executive salaries at comparable companies, the following thirteen comparable companies were chosen: Actuant Corporation; Alamo Group, Inc.; Altra Holdings, Inc.; Astec Industries, Inc.; Cascade Corporation; Greenbrier Companies, Inc.; Kaydon Corporation; Middleby Corp.; National Presto Industries, Inc.; NCI Building Systems, Inc.; Robbins & Myers, Inc.; Trimas Corporation; and Watts Water Technologies, Inc. The comparative companies were selected through a review of the following characteristics:

•	Revenues and/or market capitalization that approximate the Corporation’s;

•	Industry of operation;

•	Status as a publicly traded company; and

•	Geographic similarities to the Corporation.

The benchmarked companies had average market capitalization of $915 million compared to $711 million for the Corporation as of December 31, 2011. Additionally, average revenue for the most recent fiscal year was $885 million compared to the Corporation’s pro forma revenue of $975 million for the fiscal year ended December 31, 2011.

Description of the Executive Compensation Program

This section describes the three principal elements of the Corporation’s executive compensation program: base salary, short-term non-equity incentive compensation and long-term equity incentive compensation.

Base Salary Program

The Compensation Committee believes it is crucial to provide competitive base salaries in order to attract and retain executive talent. The objective of the Corporation’s base salary program for executives is to provide base salaries that are between the 50th and 75th percentile of the market for companies that are similar in size to the Corporation and operate in comparable industries. Actual base salary levels will vary from the objective based on each executive’s individual performance and experience. Thus, employees with higher levels of sustained performance will be paid correspondingly higher base salaries.

The Corporation’s executive base salary programs are benchmarked annually against salary surveys available to the general public or purchased through a human resource consulting practice. In certain years, the salary survey benchmarking process has been supplemented by a more robust Executive Compensation Review completed on behalf of the Compensation Committee by leading human resource consulting practices. The most recent Executive Compensation Review was completed in February 2011 by Pearl Meyer & Partners.

Each year, the Compensation Committee reviews annual base salaries based on the following four factors:

•	General levels of salary increases in the market supported by the annual benchmarking analysis;

•	The individual’s then existing pay;

•	Individual performance; and

•	The Corporation’s overall financial performance.

In February 2011, the Compensation Committee reviewed the salaries of the Named Executive Officers against these factors and determined that existing salaries were in line with the Corporation’s compensation philosophy and that no adjustments were required. In response to Mr. Willmott’s promotion to President and Chief Operating Officer of the Corporation in March 2011 and the accompanying increase in his duties and responsibilities, the Compensation Committee approved an increase in Mr. Willmott’s annual salary to $500,000.

In February 2012, the Compensation Committee reviewed the salaries of the Named Executive Officers (“NEO’s”) and determined that the existing salaries were in line with the salaries of comparable executive officers at the benchmarked companies and the Corporation’s compensation philosophy. Therefore, no adjustments to the NEO’s salaries were made for 2012.

Short-Term Non-Equity Incentive Compensation: Executive Management Annual Incentive Plan (“EMAIP”)

The Corporation’s EMAIP is designed to ensure that incentive compensation varies in a manner consistent with the financial performance of the Corporation and its various business units, and effectively rewards individual performance that contributes to the performance of the Corporation. The Corporation believes that these incentives ultimately enhance the financial performance of the Corporation. These plans provide for individual awards that are based on quantitative and qualitative assessments of performance, as well as individual awards that are tied to the Corporation’s overall performance and to the performance of the Corporation’s various business units.

Overview and General

The objectives of the EMAIP are to motivate and reward the accomplishment of annual corporate objectives, to encourage strong performance with individual awards based on contributions to business results, and to provide fully competitive compensation packages that will attract, reward and retain individuals of the highest quality. As a pay-for-performance plan, cash bonus awards were paid upon the achievement of specific business unit and individual performance objectives established for calendar year 2011.

Targeted bonus award levels are determined for eligible positions each year using data obtained from surveys and independent compensation consultants. The target bonus levels reflect competitive market practices for comparable companies and are expressed as a percentage of the executive’s salary earned during the fiscal year. As noted above, however, the benchmarking process is a generalized market comparison, not a specific point-by-point comparison to a group of benchmarked companies.

Each year, the Compensation Committee sets target bonus levels for each executive and determines financial performance measures for that fiscal year. For 2011, the financial performance measures consisted of operating income or EBITDA and cash flow for: (1) Blount International, which reflects the consolidated results of the Corporation; (2) FLAG, which includes the Corporation’s saw chain, bars and accessories business, and its outdoor equipment products, such as lawnmower blades, lawn trimmers and accessories; (3) SpeeCo, which includes log-splitters, post-hole diggers, tractor three-point linkage parts and equipment, and farm, ranch and agriculture accessories; and (4) Concrete Cutting and Finishing, which includes hydraulic and gas chainsaws, diamond-segmented saw chain and accessories, as well as potential new construction equipment products. The general corporate and business unit financial performance measures are uniform for each EMAIP participant in the same business unit.

The amount of funds available for payment of awards to executives under the EMAIP is governed by the financial performance of the Corporation for the recently completed fiscal year. To determine the funding for EMAIP bonuses, an incentive pool is calculated from the sum of each executive’s potential award based on the Corporation’s financial performance. Each executive’s potential award is equal to: (his or her salary earned) multiplied by (his or her target percentage bonus) multiplied by (the Corporation’s performance factor). The Corporation’s performance factor represents the level of the actual financial results for operating income and cash flow compared to target financial results. Half of the total EMAIP incentive pool is awarded to executives based on the Corporation’s or their business unit’s financial performance, with each executive receiving 50% of their potential award based on such performance. The remaining half of the incentive pool is utilized to award executives for their achievement of Individual Performance Objectives (“IPOs”). Each EMAIP participant’s IPOs are determined and set forth in writing at the beginning of the fiscal year. The level of achievement of such objectives is evaluated at the end of the fiscal year, and the amount of the participant’s award related to IPO performance is then determined. Incentive awards cannot exceed 250% of an executive’s target bonus award under any circumstances.

2011 EMAIP Targets and Awards

For 2011, the Corporation’s key financial performance measures considered were the applicable operating income level (“Operating Income”) and a specific cash flow formulation (“Cash Flow”). Both measures are adjusted when acquisitions and dispositions occur during the performance period. The target objectives were weighted 66.7% for Operating Income and 33.3% for Cash Flow. The award is determined based on the level of satisfaction of each target objective, with zero payable with respect to each target objective if the actual results are equal to or less than 80% of the target.

In 2011, target bonus levels for the 30 EMAIP participants ranged from 25% to 88.5% of total base salary earned by such executives during 2011. The following table describes those targets and performance against such targets:

Performance vs. Target

Financial Measure	Weighting	Target	Actual Performance (1)	Index	Performance Factor (2)
Operating Income	66.7%	$103,500,000	$105,662,000	102.1%	110.5%
Cash Flow	33.3%	$93,200,000	$84,865,000	91.1%	55.5%
			Weighted average Performance Factor		92.2%

(1)	Activities and results from businesses acquired in 2011 were excluded from actual performance due to the fact that the targets set in early 2011 excluded such activity.
(2)	Calculated on linear spread from 80% threshold to 120% maximum. Performance factor is zero % at threshold, 100% at target and 200% at maximum.

Calculation of EMAIP Incentive Pool

Number of participants	30
Incentive at target	$3,100,000
X performance factor	x 92.2%

Incentive Pool	$2,858,200

The Corporation chooses not to generally disclose the performance targets for the business units because separate financial information is not publicly available for these units, and the Corporation believes that, as one of the few publicly-traded companies in these lines of business, disclosure of these financial goals, from which other financial information could be determined or extrapolated, would be an unfair competitive advantage for its competitors. During 2011, financial performance for the Corporation’s FLAG, SpeeCo and Concrete Cutting and Finishing business units resulted in performance factors for financial performance at 101.5% for FLAG participants, 36.0% for SpeeCo participants and 82.2% for Concrete Cutting and Finishing participants.

2011 EMAIP Awards Paid in March 2012

After calculating or determining the financial performance and evaluating each individual’s satisfaction of their individual performance measures, the NEOs were awarded bonuses under the EMAIP as follows:

	Target Bonus as % of Compensation	Actual Bonus as % of Compensation	Amount Paid ($)
Joshua L. Collins	88.5%	81.6%	$460,833
Calvin E. Jenness	50.0%	46.1%	$168,204
David A. Willmott	80.0%	73.7%	$368,666
Kenneth O. Saito	50.0%	46.1%	$168,204
Richard H. Irving, III	50.0%	46.1%	$168,204
All Executive Officers as a Group (8)*	73.0%	64.8%	$1,655,544
All Other Employees	32.8%	31.8%	$1,199,376
Total	49.1%	45.2%	$2,854,920

*

The size and composition of the Executive Officer group reported above and in other tables and discussions below varies based on the applicable grant date and/or payment date and based on the date of hire, promotion or termination of employment of Executive Officers.

Long-Term Equity Incentive Compensation

Overview and general

The grant levels for the Corporation’s long-term equity incentive awards are established by considering competitive market data, with an objective to provide grant levels between the 50th and 75th percentile of the competitive market for companies in comparable industries to the Corporation and similar in size to the Corporation. Determination of the grant levels are also based on the amount of shares available for such grants under the applicable plan. The Compensation Committee also considers a number of internal considerations in determining the awards, including the duties of each participant, their present and potential contributions to the success of the Corporation, historic equity awards and current value, the relative proportion of short-term and long-term incentives desired, internal equity of potential awards, the desirability of consistent opportunities among the management team, and such other factors as the Compensation Committee deems relevant. The choice of type of instrument for individual grantees is made by the Compensation Committee based on, among other factors, (i) the underlying pay and performance characteristics of the compensation vehicle contemplated; (ii) the individual’s position; (iii) the potential tax consequences to the Corporation and the individual; (iv) the applicable accounting treatment for the Corporation; and (v) the anticipated likely length of continued service, given the individual’s retirement eligibility or lack thereof.

The Corporation provides long-term incentives for employees through the 2006 Equity Plan by granting stock options, SARs, Restricted Stock Awards (“RSAs”) and RSUs. Stock options and SARs are granted with exercise prices at 100% of the fair market value of the stock on the date of grant. These awards only have value if the Corporation’s stock price increases after the date of grant, which aligns the recipient’s interests with the long-term investment interests of the Corporation’s stockholders. RSAs and RSUs represent the right to receive a share of stock in the future, usually subject to incremental vesting over a three-year period as well as a three-year restriction period. When the share representing the RSA or RSU is issued to the employee, its value is equal to the Corporation’s then current stock price and fluctuates accordingly.

It is the Corporation’s current policy to make a majority of grants under the 2006 Equity Plan as close as possible to the date of the February or March meeting, as applicable, of the Compensation Committee, because it is the first meeting after the financial results for the completed fiscal year are known, and it coincides with the award of bonuses under the EMAIP and annual salary increases, if any. In addition, a small number of grants are made at other times throughout the year in connection with exceptional circumstances, such as special retention awards or merger and acquisition activities, or from an amount of pre-approved shares that are reserved and available to the CEO for grants to non-Executive Officers for purposes of hiring or rewarding promotions.

The Compensation Committee does not time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation. Similarly, it does not set the grant date of stock options to new executives in coordination with the release of material non-public information; instead, these grants generally have grant dates corresponding to the date of the February or March meeting, as applicable, or the next pre-selected off-cycle grant date.

The 2006 Equity Plan fulfills the Corporation’s needs for equity-based awards to employees and other participants for the next several years, provides for express limits or prohibitions on the use of certain types of awards or practices (such as discounted options and option repricing absent prior stockholder approval), delivers incentives that align long-term participant and stockholder interests and links compensation to stockholder return.

Equity Awards in 2012

The Compensation Committee awarded 99 employees equity incentive awards on March 12, 2012 under the 2006 Equity Plan. The Compensation Committee determined that each of the Senior Leadership Team (which includes each NEO other than Mr. Irving, who retired on December 31, 2011) should receive long-term incentive grants based on a value equal to 150% of the executive’s EMAIP bonus percentage. Other employees and officers receiving long-term incentive grants were generally based on a value equal to 50% to 100% of the individual’s bonus percentage. These amounts provide the participants with the desired balance between short-term and long-term incentive compensation. The amount of the award each recipient received as long-term incentive grants was through a combination of stock-settled SARs at 70% and RSUs at 30%. The 2012 awards represent 105,300 shares for the RSUs and 517,122 shares for the SARs. The exercise price for the SARs was $16.72 per share based on the closing sale price for the Corporation’s stock on the NYSE on the grant date of March 12, 2012. These numbers do not include three phantom stock issuances during 2012.

Both the SAR and RSU grants vest in 12 quarterly installments, with the first 1/12 of the total award vesting on July 1, 2012, followed by 1/12 on the first day of the calendar quarter thereafter on October 1, 2012, January 1, 2013, April 1, 2013 and so on until April 1, 2015, at which time the final 1/12 vest. Even though the RSUs vest in quarterly installments, except in the case of death, disability or a change in control of the Corporation, shares subject to the RSU grants are not delivered to the recipient until the final vesting date on April 1, 2015. Similarly, although the SARs vest in quarterly installments, they are generally not exercisable until the final vesting date. Generally, any SAR or RSU awards unvested on the date of the occurrence of any death, disability, retirement or other termination from employment will be forfeited.

Among the 99 grantees, all NEOs, other than Mr. Irving, and the other Executive Officers received awards as follows:

	Number of RSUs	Number of SARs
Joshua L. Collins	13,457	66,086
Calvin E. Jenness	4,912	24,121
David A. Willmott	10,766	52,869
Kenneth O. Saito	4,912	24,121
Richard H. Irving, III	*	*
All Named Executive Officers as a Group (5)	34,047	167,197
All Other Employees (95)	71,253	349,925
Total Shares:	105,300	517,122

*	Mr. Irving was not granted any equity incentive awards in 2012 because he retired at the end of 2011.

Perquisites and Other Benefits

Perquisites represent a small part of the Corporation’s overall compensation package. The perquisites and other personal benefits that are provided to senior management are reviewed annually. The primary ongoing perquisites are financial planning and tax preparation services; club memberships; an executive medical insurance plan providing reimbursement of certain out-of-pocket costs, including the co-pays, deductibles and other amounts in excess of the regular medical plan benefits; and payments to cover the tax liability to the executives for the imputed value of such benefits. The Corporation also provides a charitable contribution match, which is available to all employees. With respect to each perquisite, the business need is evaluated. The Compensation Committee believes that by providing the aforementioned perquisites, it allows senior management to more fully focus on their corporate and individual work responsibilities. See the “All Other Compensation For 2011” table.

Considering Certain Tax Implications

To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee also considers the anticipated tax treatment to the Corporation and to the executives of various payments and benefits.

Section 162(m). Section 162(m) of the Internal Revenue Code (“Code”) provides that compensation in excess of $1 million paid for any year to a corporation’s chief executive officer and the three other highest paid executive officers (excluding the chief financial officer, if otherwise applicable) at the end of such year, which executives are referred to as “covered employees,”1 will not be deductible for federal income tax purposes unless: (i) the compensation qualifies as “performance-based compensation,” (ii) the Corporation has advised its stockholders of, and the stockholders have approved, the material terms of the performance goals under which the Corporation pays such compensation and (iii) under certain conditions, the stockholders have re-approved the material terms of the performance goals within the last five years.

Mr. Collins is contractually entitled to an annual salary of $565,000. Mr. Collins has also received grants of RSUs and is expected to receive additional grants of RSUs in the future. These RSUs do not qualify as performance-based compensation exempt from Section 162(m). Depending on the value of the stock at the time it is delivered to Mr. Collins (generally three years after the grant date), Mr. Collins’ compensation may exceed the Section 162(m) limit in a particular year. Based on compensation arrangements currently in place, the Committee does not reasonably anticipate that the compensation of any Executive Officer in 2012 will exceed the $1 million deductibility limitation of Section 162(m).

The Committee generally attempts to retain the deductibility of compensation for the Corporation pursuant to Section 162(m), but reserves the right to provide non-deductible compensation if it determines that such action is in the best interests of the Corporation and its stockholders and is necessary to attract and retain highly competent key executives.

Section 280G. The Corporation provides the Named Executive Officers with employment agreements, which are discussed below under “Employment Agreements.” All of the employment agreements cap the payments payable to the NEOs so that no “excess parachute payment” under Code Section 280G will be payable.

Section 409A. Amounts that are deferred or which become vested under the Corporation’s nonqualified deferred compensation programs are subject to Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts and the ability subsequently to change the form and timing of payments. Code Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% additional income tax and an interest penalty. The Corporation believes it has amended its plans and employment agreements as necessary to comply fully with the Code Section 409A requirements.

Risk Assessment of Compensation Programs

It is the Corporation’s policy to regularly monitor its compensation policies and practices to determine whether its risk management objectives are being met and to adjust those policies and practices where needed. The Board has overall responsibility for the oversight of compensation risk management at the Corporation, and receives input from executives and members of the Compensation Committee. The Board reviews the design features, characteristics, performance metrics and approval mechanisms of total compensation for all employees at the Corporation, including salaries, incentive plans, bonuses, sales incentives, stock options and performance awards to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on the Corporation. A general review of financial risks is undertaken at virtually every meeting of the Board. The Corporation’s compensation programs are designed to provide incentives to executives and other employees to achieve the Corporation’s long-term objectives without encouraging excessive risk taking, and to align compensation with the long-term interests of the stockholders. Compensation is reviewed on a yearly basis, and is subject to adjustment by the Compensation Committee based on the findings of such review.

The Board has determined that the Corporation’s compensation policies and programs do not encourage excessive and unnecessary risk taking because they are designed to encourage employees to remain focused on both the Corporation’s short and long-term objectives and financial goals and are designed to align compensation with the long-term interests of the stockholders. The Board determined that the Corporation’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Corporation.

[1]	See “Executive Compensation” below for a description of “Named Executive Officers,” as defined under applicable SEC rules and regulations, for comparison to “covered employee.”

COMPENSATION COMMITTEE REPORT

The members of the Compensation Committee, all of whom are independent Directors, have reviewed the Compensation Discussion and Analysis and discussed its content with management. Based on its review and the discussions with management, the Committee has recommended to the full Board that the Compensation Discussion and Analysis be incorporated by reference in the Corporation’s Annual Report on Form 10-K filed with the SEC and included in the 2012 Proxy Statement.

Compensation Committee Members

Harold E. Layman, Chairman

Thomas J. Fruechtel, Member

E. Daniel James, Member

EXECUTIVE OFFICERS

The Executive Officers of the Corporation, in addition to Mr. Collins and Mr. Willmott, who are also Director nominees, as of March 26, 2012, are:

Name	Office	Year First Elected to Such Office	Age
Mark V. Allred	Vice President – Corporate Controller	2007	54
Calvin E. Jenness	Senior Vice President and Chief Financial Officer	2002	56
Cyrille B. Michel	Senior Vice President – European Operations	2011	54
Chad E. Paulson	Vice President, General Counsel and Secretary	2012	40
Kenneth O. Saito	Senior Vice President – Supply Chain and Manufacturing Operations	2002	64
Paul A. Valas	President – FRAG and President – SpeeCo	2010	55
Andrew W. York	Senior Vice President – Global Sales & Marketing, FLAG	2012	47

Each of these Executive Officers serves at the pleasure of the Board; however, the terms of any Executive Officer’s employment agreement control the rights and obligations attendant to any termination, as discussed with respect to the Named Executive Officers in the “Employment Agreements” section below. There were no arrangements or understandings with any other person pursuant to which any Officer was elected. The Executive Officers of the Corporation may also be Directors or Officers of subsidiaries of the Corporation.

Mark V. Allred was elected Vice President - Controller in February 2007, with the title changed to Vice President – Corporate Controller on February 20, 2008. Prior to February 2007, he served as Corporate Controller for the Corporation, then a non-Executive Officer position, from January 2005. Previously, he served as Vice President of Finance and Corporate Controller at Crown Pacific Partners LP from 2003 to 2004.

Calvin E. Jenness was elected Senior Vice President, Chief Financial Officer and Treasurer in August 2002. In February 2005, he relinquished the Treasurer position. Prior to August 2002, he served as Vice President and Corporate Controller and Treasurer from June 2001 and as Vice President and Corporate Controller from September 2000. Previously, he served as Vice President and Chief Financial Officer of Bryan Foods, a division of Sara Lee Corporation, from 1998.

Cyrille B. Michel was elected Senior Vice President – European Operations effective April 1, 2011. Previously, he was elected as Senior Vice President – Sales & Customer Support on February 20, 2008. Prior to February 2008, he served as Vice President of Marketing for the Corporation’s Oregon Cutting Systems Group from 1998, as Oregon Cutting Systems Group Zone Manager – North America from 1993 and Division Controller from 1988.

Chad E. Paulson was elected Vice President, General Counsel and Secretary effective January 1, 2012. Previously, he served as Corporate Counsel since 2006 and as Assistant Secretary since 2008. Mr. Paulson joined the Corporation in 2006. Previously, he was Senior Counsel at PacifiCorp, from 2003 to 2006. Before that he was in private practice.

Kenneth O. Saito was elected Senior Vice President – Supply Chain and Manufacturing Operations in September 2011. Previously, he was elected Senior Vice President – Manufacturing & Operations on February 20, 2008 and President of the Oregon Cutting Systems Group in August 2002. Prior to that date, he served as Senior Vice President – Finance & Administration of Oregon Cutting Systems Group from 1997. He joined the Corporation in March 1973.

Paul A. Valas was elected President – SpeeCo on August 10, 2010 and was elected President – FRAG in September 2011. Mr. Valas joined SpeeCo as President and Chief Executive Officer in 2004. Prior to joining SpeeCo, Mr. Valas was President and General Manager of Bestop, a division of Magna International. Mr. Valas spent 23 years at Bestop where he started the finance division and held various positions at the automotive OEM and after-market parts supplier.

Andrew W. York was elected Senior Vice President – Global Sales & Marketing, FLAG effective February 13, 2012. Prior to joining Blount, Mr. York was Vice President, Sales, Marketing & Technology for Leupold & Stevens, Inc. from 2002.

EXECUTIVE COMPENSATION

The following table summarizes for the fiscal years 2011, 2010 and 2009 all plan and non-plan compensation awarded to, earned by, or paid to Named Executive Officers, who are the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer and the two most highly compensated Executive Officers other than the CEO, CFO and COO of the Corporation who were serving in executive officer capacities on December 31, 2011:

SUMMARY COMPENSATION TABLE FOR 2011

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compen- sation ($) (7)	Total ($)
Joshua L. Collins	2011	565,000	—	225,000	525,000	460,833	—	89,653	1,865,486
President & Chief Executive Officer	2010	583,846	—	224,996	526,059	825,000	—	561,917	2,721,818
	2009	84,615	—	—	3,183,750	33,000	—	—	3,301,365

Calvin E. Jenness	2011	365,000	—	82,125	191,625	168,204	15,344	56,183	878,481
Sr. Vice President & Chief Financial Officer	2010	373,963	—	78,305	183,070	300,000	15,802	68,039	1,019,179
	2009	348,005	—	—	—	115,710	88	68,495	532,298

David A. Willmott (8)	2011	474,038	—	180,000	420,000	368,666	—	86,256	1,528,961
President and Chief Operating Officer	2010	376,154	—	78,755	184,120	450,000	—	633,599	1,722,628

Kenneth O. Saito	2011	365,000	—	82,125	191,625	168,204	137,287	66,488	1,010,729
Sr. Vice President – Manufacturing & Operations	2010	465,434		77,629	181,490	300,000	134,425	67,474	1,226,452
	2009	345,010	—	—	—	114,713	26,247	97,007	582,977

Richard H. Irving, III (9)	2011	407,115	—	—	—	168,204	5,555	69,791	650,666
Sr. Vice President, General Counsel & Secretary	2010	373,386	—	78,305	183,070	250,000	7,728	75,554	968,043
	2009	348,005	—	—	—	115,710	(28,301)	80,748	516,162

(1)

Salary represents salary paid during 2009, 2010 or 2011. Mr. Saito’s salary for 2010 includes a payment of $91,412, which was the value of his accrued vacation pay that was “banked” under a vacation pay practice that was terminated on December 31, 1993. The value of the banked vacation accrued annually at Mr. Saito’s then current rate of pay until the accrued balance was frozen on December 31, 2009 and paid out to Mr. Saito in 2010. Mr. Irving’s salary for 2011 includes payment for vacation that he had accrued but not used as of his retirement date of December 31, 2011.

(2)	All bonuses were paid pursuant to the EMAIP and are included in the Non-Equity Incentive Plan Compensation column.
(3)

Amounts shown reflect the aggregate grant date fair value of the RSU awards computed in accordance with ASC Topic 718 for the years indicated. Pursuant to the SEC rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are set forth at Note 17, “Stock-Based Compensation,” to the Corporation’s audited consolidated financial statements for the year ended December 31, 2011, included in the Corporation’s 2011 Annual Report on Form 10-K filed with the SEC. Some of the RSUs granted during 2011 also vested during 2011, but the shares are not payable until 2014.

(4)

Amounts shown reflect the aggregate grant date fair value of the SAR awards computed in accordance with ASC Topic 718 for the years indicated. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are set forth at Note 17, “Stock-Based Compensation,” to the Corporation’s audited consolidated financial statements for the year ended December 31, 2011, included in the Corporation’s 2011 Annual Report on Form 10-K filed with the SEC.

(5)

Reflects payments under the EMAIP in February 2010, 2011 and 2012 based upon the achievement of specific business and individual performance objectives established for calendar years 2009, 2010 and 2011.

(6)

Reflects the actuarial increase or decrease as of the last day of the indicated year in the present value of the NEOs accumulated benefits under all pension plans (qualified and nonqualified) established by the Corporation at the earliest unreduced retirement age, determined using interest rate and mortality assumptions consistent with those used in the Corporation’s financial statements and including amounts that the NEO may not currently be entitled to receive because such amounts have not yet vested. No amounts are included for above-market or preferential earnings under the Corporation’s nonqualified defined contribution plans. The Corporation’s nonqualified defined contribution plan, the Blount International, Inc. Supplemental Retirement Savings Plan, credits earnings based on hypothetical investments in funds that mirror the investment options under the Corporation’s qualified 401(k) plan, and thus does not credit any above-market or preferential earnings. Similarly, shares subject to RSUs that have vested but are deferred and not payable until a future year will experience gains or losses based solely on the price of the Corporation’s stock, and thus are not credited with any above-market or preferential earnings. See the Nonqualified Deferred Compensation for 2011 Table below for more information regarding earnings under these arrangements.

(7)	See the All Other Compensation Table below for additional information.
(8)	Compensation is not shown for 2009 for Mr. Willmott because he was not an NEO in 2009.
(9)	Mr. Irving retired effective as of December 31, 2011.

ALL OTHER COMPENSATION TABLE FOR 2011

Name	Year	Life Insurance Premiums; Financial & Tax Planning ($)(1)	Executive Medical Plan ($)(2)	Social Club Fees ($)(3)	Corporate Contributions to Defined Contribution Plans ($)(4)	Tax Payments ($)(5)	Total ($)
Joshua L. Collins	2011	—	498	5,267	79,500	4,388	89,653
Calvin E. Jenness	2011	—	11,658	—	44,525	—	56,183
David A. Willmott	2011	—	6,840	12,881	55,803	10,732	86,256
Kenneth O. Saito	2011	—	8,578	5,310	48,175	4,424	66,488
Richard H. Irving, III	2011	10,040	14,884	—	42,872	1,995	69,791

(1)	The amount shown includes $1,140 paid by the Corporation or reimbursed to Mr. Irving for personal financial and tax planning and premiums of $8,900 for executive life insurance.
(2)

The NEOs participate in an executive medical program that reimburses the executive’s out-of-pocket costs for various medical benefits, including the co-pays, deductibles and other amounts payable under the Corporation’s medical plan. The amount shown reflects the actual amounts reimbursed to the executive, plus an allocation of the fees paid by the Corporation for the administrative costs associated with the plan.

(3)	The Corporation pays or reimburses Messrs. Collins, Saito and Willmott for their initiation fees, assessments and dues for membership in certain country clubs.
(4)	Amounts shown reflect the Corporation’s matching contributions and “savings plus” contributions to each of the qualified 401(k) plan and the nonqualified Supplemental Retirement Savings Plan.
(5)

Amounts shown represent reimbursement of federal and state income and employment taxes on personal benefits, as applicable, including financial planning and tax services, club memberships, and executive life insurance.

GRANTS OF PLAN-BASED AWARDS FOR 2011

The table below sets forth information regarding grants of plan-based awards made to each of the NEOs during 2011: (Please see discussion above in “Equity Awards in 2012” regarding grants made during March, 2012.)

Name	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Equity Incentive Awards: Number of Securities Underlying SARs (#) (5)	Exercise or Base Price of Equity Incentive Awards ($/sh) (6)	Closing Market Price on Date of Grant ($/sh)	Grant Date Fair Value of Stock and Stock Options ($) (7)
		Threshold ($) (3)	Target ($)	Max. ($)
Joshua L. Collins	2/24/2011	—	500,000	1,250,000
	3/14/2011				14,911				225,000
	3/14/2011					71,457	15.09	14.92	525,000

Calvin E. Jenness	2/24/2011	—	182,500	456,250
	3/14/2011				5,442				82,125
	3/14/2011					26,082	15.09	14.92	191,625

David A. Willmott	2/24/2011	—	400,000	1,000,000
	3/14/2011				11,928				180,000
	3/14/2011					57,166	15.09	14.92	420,000

Kenneth O. Saito	2/24/2011	—	182,500	456,250
	3/14/2011				5,442				82,125
	3/14/2011					26,082	15.09	14.92	191,625

Richard H. Irving, III	2/24/2011	—	182,500	456,250

(1)	See discussion under “Long-Term Equity Incentive Compensation” above regarding the Corporation’s method for establishing the grant date.
(2)

Reflects the potential payment levels under the EMAIP, as approved by the Compensation Committee in February 2011. Threshold must be above 80% to receive a payout; the maximum payout is 250% of the target amount. The minimum payment is $0. Each NEO’s target bonus percentage and actual payments under the EMAIP for 2011 are shown in the Summary Compensation Table and are described above under “Short-Term Non-Equity Incentives: The Executive Management Annual Incentive Plan” in the Compensation Discussion and Analysis.

(3)	At threshold (80%), the performance factor is zero % and no payout occurs. Above threshold, payouts occur on a linear spread.
(4)

Reflects the RSUs granted on March 14, 2011. Each award vests in 12 quarterly installments on the last day of the calendar quarter beginning June 30, 2011, but the awards are not settled in shares until March 31, 2014.

(5)

Reflects the SARs granted on March 14, 2011. Each award vests in 12 quarterly installments on the last day of the calendar quarter beginning June 30, 2011, but the SARs are not exercisable until March 31, 2014.

(6)

The exercise price for options and SARs and the fair market value of equity incentive instruments have been established as the closing price for the Corporation’s stock on the NYSE on the day before the grant date.

(7)

The grant date fair value of each restricted stock and RSU award equals the number of shares subject to the award, multiplied by the closing price of the Corporation’s stock on the grant date. The grant date fair value of each option and SAR award is determined pursuant to ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 17, “Stock-Based Compensation,” to the Corporation’s audited consolidated financial statements for the year ended December 31, 2011, as included in the Corporation’s Annual Report on Form 10-K filed with the SEC.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2011

A complete description of awards under the Corporation’s long-term equity incentive program is set out under the discussion of “Long-Term Equity Incentive Compensation” above. The table below sets forth the number of securities underlying outstanding plan awards for each NEO as of December 31, 2011: (For a discussion of equity incentive awards for 2012, see discussion above of “Equity Awards in 2012.”)

	Equity Incentive Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable (1)	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable (2)	Option/SAR Exercise Price ($)	Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock that Have not Vested ($) (4)
Joshua L. Collins	500,000	250,000	9.14	10/19/2019
	—	88,232	11.85	3/11/2020
	—	71,457	15.09	3/14/2021
					19,096	277,274

Calvin E. Jenness	25,000	—	3.866	11/05/2012
	25,000	—	5.05	11/05/2013
	13,750	—	16.62	12/21/2014
	11,250	—	16.62	12/21/2014
	40,000	—	16.76	02/21/2016
	—	30,705	11.85	3/11/2020
	—	26,082	15.09	3/14/2021
					6,836	99,259

David A. Willmott	66,667	33,333	9.52	12/14/2019
	—	30,440	11.85	3/11/2020
	—	57,166	15.09	3/14/2021
					11,716	170,116

Kenneth O. Saito	80,000	—	3.866	11/05/2012
	45,000	—	5.05	11/05/2013
	13,750	—	16.62	12/21/2014
	11,250	—	16.62	12/21/2014
	40,000	—	16.76	02/21/2016
	—	30,440	11.85	03/11/2020
	—	26,082	15.09	3/14/2021
					6,812	98,911

Richard H. Irving, III (5)	13,750	—	16.62	12/21/2014
	11,250	—	16.62	12/21/2014
	40,000	—	16.76	02/21/2016
	17,911	12,794	11.85	03/11/2020
					2,754	39,988

(1)

All options and SARs with expiration dates on or prior to February 21, 2016 have fully vested. Mr. Collins’ options for 750,000 shares, which were granted on October 19, 2009, vest in three equal installments on the first-year, second-year and third-year anniversaries of the date of grant. Mr. Willmott’s options for 100,000 shares were granted on December 14, 2009 and vest in three equal installments on the first-year, second-year and third-year anniversaries of the date of grant.

(2)

The SARs with an expiration date of March 11, 2020 were granted on March 11, 2010 and vest in 12 quarterly installments on the last day of each calendar quarter beginning June 30, 2010, but are not exercisable until March 31, 2013. The SARs with an expiration date of March 14, 2021 were granted on

March 14, 2011 and vest in 12 quarterly installments on the last day of each calendar quarter beginning June 30, 2011, but are not exercisable until March 31, 2014.
(3)

The 2010 grants of RSUs to each NEO vest in 12 quarterly installments on the last day of each calendar quarter beginning June 30, 2010, but are not settled in shares until March 31, 2013. The 2011 grants of RSUs to each NEO vest in 12 quarterly installments on the last day of each calendar quarter beginning June 30, 2011, but are not settled in shares until March 31, 2014.

(4)	Based on the closing price of the Corporation’s common stock as of December 30, 2011 ($14.52), the last trading day of the year, as reported on the NYSE.
(5)	All of Mr. Irving’s equity awards vested on January 1, 2012 following his retirement on December 31, 2011.

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2011

The following Option Exercises and Stock Vested table provides additional information about the value realized by the NEOs upon exercise of stock options and SARs and upon vesting of RSAs and RSUs during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Joshua L. Collins	—	—	10,054	153,350
Calvin E. Jenness	14,000	167,228	10,559	160,746
David A. Willmott	—	—	5,194	78,994
Ken O. Saito	25,655	302,950	7,872	124,306
Richard H. Irving, III	37,400	421,968	9,200	140,202

(1)

Represents the value of exercised options calculated by multiplying (i) the number of shares of the Corporation’s common stock to which the exercise related, by (ii) the difference between the per share closing price of the Corporation’s common stock on the NYSE on the date of exercise and the exercise price of the options.

(2)

Represents the number of shares acquired upon vesting of RSAs or RSUs. Of the total shares shown, the following number of shares represent shares subject to RSUs that vested during 2011, but are not payable until 2013 or 2014: Mr. Collins: 10,054 shares; Mr. Jenness: 3,559 shares; Mr. Saito: 3,539 shares; Mr. Irving: 2,200 shares; and Mr. Willmott: 5,194 shares. These shares with the deferred delivery date are also shown on the Nonqualified Deferred Compensation Table below.

(3)	These amounts represent the product of the number of shares vested and the closing price of the Corporation’s common stock on the NYSE on the vesting date.

PENSION BENEFITS TABLE FOR 2011

The table below provides information with respect to the benefits payable to Named Executive Officers under the Corporation’s tax-qualified defined benefit plan, the Blount Retirement Plan (the “Retirement Plan”), and supplemental non-qualified retirement plan, the Blount, Inc. and Subsidiaries Supplemental Retirement Benefit Plan (the “SERP”) on, following or in connection with retirement. As part of a redesign of its retirement program for United States-based employees, the Retirement Plan and the SERP were “frozen” as of December 31, 2006, with no future accrual of benefits for participants after that date but with all benefits earned up to that time being fully preserved. At the same time, the Corporation announced that it would make additional contributions to the defined contribution Blount 401(k) Retirement Savings Plan after December 31, 2006 based on periods of service, as discussed below under “Blount 401(k) Retirement Savings Plan and Blount Supplemental Retirement Savings Plan.” As applicable to the Named Executive Officers, the plans provided benefits based primarily on a formula that took into account the participant’s earnings and total years of service. Mr. Saito and Mr. Jenness are eligible for early retirement under the plans, which means they would be entitled to commence their benefits upon termination from employment prior to age 65, subject to an actuarial reduction for early commencement. Mr. Irving, who was over 65 and eligible to receive benefits under the plans, retired effective December 31, 2011

Values in the table below reflect the actuarial present value of each Named Executive Officer’s accumulated benefit under the plans, computed as of December 31, 2011, that are payable to each Named Executive Officer at the earliest unreduced retirement age (age 65 or current age for executives over the age of 65), including the number of years of service credited to each such NEO. For this purpose, in accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of the Corporation’s financial statements. See Note 12 to the Notes of Consolidated Financial Statements for the 2011 fiscal year included in the Corporation’s Annual Report on Form 10-K filed with the SEC.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Joshua L. Collins (1)	Retirement Plan	—	—	—
	SERP	—	—	—

Calvin E. Jenness	Retirement Plan	11	160,991	—
	SERP	11	30,618	—

David A. Willmott (1)	Retirement Plan	—	—	—
	SERP	—	—	—

Kenneth O. Saito	Retirement Plan	35	1,088,055	—
	SERP	35	406,562	—

Richard H. Irving, III	Retirement Plan	17	507,635	—
	SERP	17	38,451	—

(1)	Because of their date of hire, Mr. Collins and Mr. Willmott were not eligible to participate in either plan.

Blount 401(k) Retirement Savings Plan and Blount Supplemental Retirement Savings Plan

The Corporation offers a qualified 401(k) plan, the Blount 401(k) Retirement Savings Plan (the “401(k) Plan”) and a nonqualified 401(k) excess plan, the Blount Supplemental Retirement Savings Plan (the “SRSP”), to provide tax-advantaged savings vehicles. The Corporation makes matching contributions to the 401(k) Plan and the SRSP. For the fiscal year starting January 1, 2007, the Corporation also began to make discretionary “savings plus” contributions to the 401(k) Plan and the SRSP of 3% to 5% of an employee’s annual salary, depending upon the employee’s years of service. These plans, and the matching and “savings plus” contributions to them, enhance the range of benefits the Corporation offers to executives and the Corporation’s ability to attract and retain high-caliber employees.

Under the terms of the 401(k) Plan, employees may defer from 1% to 25% of their eligible pay, and the Corporation matches the first 3% on a dollar-for-dollar basis, and 50% of the next 3%, for a total match of 4.5% of eligible pay for each participant who defers 6% or more of his or her eligible pay. The match is deposited into the 401(k) Plan and all matching contributions are immediately vested and immediately eligible for investment by participants. (Thus, the total maximum employer contributions potentially available under the current plans are a 4.5% match on employee contributions, and up to 5% in “savings plus” contributions, for a total contribution of 9.5% of eligible pay.)

The Corporation maintains the nonqualified SRSP to provide benefits that would have otherwise been provided under the 401(k) Plan to certain participants but for the imposition of certain maximum tax law limits imposed on qualified plan benefits. Members of senior management who reach the maximum limits in the 401(k) Plan are generally eligible for matching and savings plus contributions under the SRSP. Because the SRSP is unfunded, the Corporation’s contributions are a general unsecured liability of the Corporation. Participants’ investment choices in the SRSP mirror the investment options available in the 401(k) Plan.

Accounts in the SRSP are credited with notional earnings based on the market rate of return of the available investment alternatives offered under it. A participant may elect among the investment alternatives in increments of 1% of his or her account. A participant may make daily changes in his or her investment election for future contributions and may make daily transfers of balances among the available investment alternatives. In 2011, the hypothetical investment alternatives and their respective notional annual rates of return in the SRSP were as follows:

Fund (1)	Annual Return as of 12/31/2011
Davis New York Venture Fund - Y	-4.55%
Fidelity Growth Company Fund	0.67%
Fidelity US Equity Index Comingled Pool	2.08%
Fidelity Mid-Cap Stock	-2.41%
Hotchkis and Wiley Mid-Cap Value 1	-8.60%
Vanguard Mid-Cap Index Fund Signal	-1.99%
Fidelity Small Cap Stock	-15.60%
Dodge & Cox International Stock Fund	-15.97%
Fidelity Diversified International Fund	-13.78%
Fidelity Balanced Fund	1.68%
Fidelity Freedom 2000	2.01%
Fidelity Freedom 2005	0.18%
Fidelity Freedom 2010	-0.28%
Fidelity Freedom 2015	-0.34%
Fidelity Freedom 2020	-1.36%
Fidelity Freedom 2025	-2.65%
Fidelity Freedom 2030	-3.15%
Fidelity Freedom 2035	-4.59%
Fidelity Freedom 2040	-4.63%
Fidelity Freedom 2045	-5.02%
Fidelity Freedom 2050	-5.57%
Fidelity Freedom Income	2.02%
Fidelity Managed Income Portfolio II	1.47%
PIMCO Total Return	4.16%
Blount Stock Fund	-8.63%

(1)	Certain additional investment alternatives were available but not actually chosen by any participant in the SRSP.

Nonqualified Deferred Compensation for 2011

The table below sets forth, for each of the NEOs, information regarding his participation in the SRSP. All account balances under this plan reflect amounts credited by the Corporation. No NEO may elect to defer any amount of salary or other compensation to this plan. The table below also sets forth, for each of the NEOs, information regarding restricted stock units granted under the 2006 Equity Plan, which vested during 2011, but which will not be settled in shares until March 31, 2013 or March 31, 2014.

Name	Plan	Executive Contributions ($) (1)	Corporation Contributions ($) (2)	Aggregate Earnings or (Losses) ($) (3)(4)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Year-End ($)
Joshua L. Collins	SRSP RSUs	— 153,350	63,267 —	(3,583 (13,251	) )	— —	80,566 214,896

Calvin E. Jenness	SRSP RSUs	— 54,276	23,700 —	(2,683 (4,645	) )	— —	192,512 75,635

David A. Willmott	SRSP RSUs	— 78,994	37,428 —	(1,723 (5,634	) )	— —	39,086 99,506

Kenneth O. Saito	SRSP RSUs	— 53,968	24,900 —	1,334 (4,609)		— —	327,084 75,126

Richard H. Irving, III	SRSP RSUs	— 33,732	22,047 —	608 (3,834)		— —	316,080 55,902

(1)

The amounts shown as “Executive Contributions” for the RSUs reflect the value (calculated based on the closing price of the Corporation’s common stock on the vesting date) of the awards that vested during 2011 under RSUs granted in one or more equity incentive grant years, but that are deferred and not deliverable to the participant as shares until a future date. The grant date fair value of the RSUs was included in the Summary Compensation Table, if applicable, in the year of grant.

(2)	All of the amounts in the “Corporation Contributions” column for the SRSP are also included in the “All Other Compensation” column of the Summary Compensation Table above.
(3)

Accounts in the SRSP are adjusted for investment gains and losses based on the performance of certain hypothetical investment choices selected by the participant. The available hypothetical investment funds selected by participants and their respective annual returns in 2011 are detailed above. Because the earnings reflected in this column do not include above-market or preferential earnings, such amounts are not included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

(4)

Earnings shown for the RSUs reflect the increase or decrease in the value of the awards (including vesting of awards granted during 2010 that vested in 2011) from January 1, 2011 (or if later, the vesting date) through December  31, 2011.

Potential Payments Upon Termination or Change in Control

The table below summarizes the estimated payments to be made under each contract, agreement, plan or arrangement that provides for payments to a NEO at, following, or in connection with any termination of employment, including by retirement, disability, death or a constructive (“good reason”) termination of a NEO, or upon a change in control of the Corporation. No additional payments are due to a NEO in connection with a voluntary resignation. In accordance with SEC regulations, the information provided below does not include amounts to be provided to a NEO under any arrangement that does not discriminate in scope, terms or operation in favor of Executive Officers and that is available generally to all salaried employees. Also, the table below generally does not repeat information disclosed above under the 2011 Pension Benefits Table, the Nonqualified

Deferred Compensation Table or the Outstanding Equity Awards at Fiscal Year-End Table, except to the extent that the amount payable to the NEO would be enhanced by the termination event. For the purpose of the quantitative disclosure in the table, and in accordance with SEC regulations, the executive is assumed to have terminated employment on December 31, 2011, the last day of 2011, and the price per share of the Corporation’s common stock used for purposes of these calculations is the closing market price on the NYSE as of December 30, 2011, the last business day of 2011, $14.52 per share. The table below does not provide any estimated payments for Mr. Irving as he retired on December 31, 2011. Pursuant to his employment agreement, upon his retirement, Mr. Irving became fully vested in all of his outstanding equity awards, and he and his dependents became entitled to retiree healthcare coverage from the Corporation that cannot be terminated. The value of the unvested equity awards that vested upon his retirement was $74,148.

Payments under Employment Agreements

As discussed further under “Employment Agreements” below, the Corporation has entered into an Employment Agreement (each, an “Agreement” and collectively, the “Agreements”) with each of the NEOs. Under the terms of his Agreement, a NEO will be entitled to certain severance payments and other benefits if the Corporation terminates his employment without “cause” (as defined in the Agreement) or if the officer terminates his employment for “good reason” (as defined in the Agreement). The Agreement does not provide any severance payments or other benefits to the officer if the Corporation terminates the officer’s employment for cause, if the officer resigns voluntarily or if the officer’s employment is terminated due to death or disability.

If a NEO’s employment is terminated by the Corporation without cause or the NEO terminates his employment for good reason, the Agreement provides that the Corporation will pay the officer severance payments in an amount equal to the sum of, for Messrs. Jenness, Saito and Willmott (i) two years’ base salary (one year for Mr. Jenness unless the termination occurs within 12 months after a change in control), (ii) two times (one time for Mr. Jenness unless the termination occurs within 12 months after a change in control) the “average bonus” paid to the executive for the immediately prior two years in which bonuses were paid to him and (iii) a prorated annual bonus for the year of termination, based upon the executive’s “average bonus”; for Mr. Collins, the severance payments are three years base salary, three times the average bonus and a pro rated annual bonus based upon his average bonus. In the table below, because each NEO is assumed to have terminated employment effective December 31, 2011, the prorated annual bonus for the year of termination is calculated as 100% of the executive’s average bonus. The severance payments are paid in a lump sum shortly after termination of employment, but the amounts owed for base salary and bonus (but not the prorated bonus) are discounted to equal the present value of the stream of payments that would have been made over the applicable severance period. Each of the Agreements provides that the severance period will be the lesser of the period indicated above or the period beginning on the employment termination date and ending on the date the NEO attains age 65. Because Mr. Saito will attain age 65 in August 2012, the table below uses an eight month severance period for Mr. Saito.

In addition to severance, the Agreements provide that retirement, health and group life insurance benefits, if applicable, continue during the applicable twelve, twenty-four or thirty-six month severance period. The Agreements with Messrs. Collins and Willmott also provide that the Corporation will provide the NEO with office space, an administrative assistant and related expenses for twelve months.

Payments Upon a Change in Control

The Corporation does not have separate change in control agreements with the Named Executive Officers. Some of the Corporation’s compensation plans and arrangements do, however, provide benefits upon a change in control. A change in control is defined in each NEO’s employment agreement as: (i) the acquisition by any person of securities of the Corporation representing more than 50% of the combined voting power of the Corporation; (ii) during any two consecutive years, individuals who at the beginning of such period constitute the Board, cease to constitute a majority thereof (unless vote of new director was approved by a vote of a majority of the directors then in office who were in office at the beginning of the two year period); (iii) consummation of a merger, consolidation or other business combination with any other person except where the common stock of the Corporation would represent more than 50% of the common stock of the surviving entity; or (iv) a sale of more than 50% of the assets of the Corporation.

All equity awards held by the NEOs will vest upon a change in control, regardless of whether the NEO terminates employment in connection with the change in control. The value of the vesting of equity awards granted prior to January 1, 2010 if a change in control had occurred at the end of 2011 is the same as the value of the vesting of equity awards shown on the table below with respect to a termination at the end of 2011 due to death, disability or termination without cause, assuming, with respect to certain awards, that the executive was employed for two years or more after the grant date. For equity awards granted after January 1, 2010, there is no accelerated vesting upon death, disability or termination without cause.

Under the Corporation’s EMAIP, if a change in control occurs, each NEO would be entitled to a bonus award for the year in which the change in control occurs equal to the NEO’s target bonus payable under the plan, prorated based on the number of days in the year that had elapsed as of the date of the change in control. In 2011, this amount was the target amount shown on the Grant of Plan-Based Awards Table as the estimated possible payout under a non-equity incentive plan. If the NEO terminates employment and would receive a prorated annual bonus as described above under the terms of his Agreement, the NEO will receive the greater of the prorated average bonus under his Agreement or the prorated target bonus under the EMAIP.

Payments upon Death or Disability

Outstanding equity incentive awards granted prior to January 1, 2010 held by each of the NEOs as of December 31, 2011 will vest upon his death or disability.

Potential Payments Upon Termination of Employment or Change in Control

	Termination by Corporation Without Cause or By NEO with Good Reason ($)	Termination by Corporation Without Cause or By NEO with Good Reason following a Change in Control ($)	Voluntary Resignation or Retirement ($)	Death or Disability ($)
Joshua L. Collins
Severance payments (1)	3,470,995	3,470,995	—	—
Continued welfare benefits (2)	79,351	79,351	—	—
Continued participation in retirement plans or payments in lieu thereof (3)	238,500	238,500	—	—
Perquisites and other personal benefits (4)	91,600	91,600	—	—
Market value of equity awards vesting on termination (5)	1,345,000	1,720,434	—	1,345,000

Total	5,225,445	5,600,879	—	1,345,000

Calvin E. Jenness
Severance payments (1)	779,966	1,350,706	—	—
Continued welfare benefits (2)	33,735	67,470	—	—
Continued participation in retirement plans or payments in lieu thereof (3)	44,525	89,050	—	—
Perquisites and other personal benefits	—	—	—	—
Market value of equity awards vesting on termination (5)	—	133,419	—	—

Total	858,226	1,640,645	—	—

David A. Willmott
Severance payments (1)	2,345,258	2,345,258	—	—
Continued welfare benefits (2)	64,746	64,746	—	—
Continued participation in retirement plans or payments in lieu thereof (3)	111,606	111,606	—	—
Perquisites and other personal benefits (4)	91,600	91,600	—	—
Market value of equity awards vesting on termination (5)	166,670	371,144	—	166,670

Total	2,779,880	2,984,353	—	166,670

Kenneth O. Saito
Severance payments (1)	588,584	588,584	—	—
Continued welfare benefits (2)	22,741	22,741	—	—
Continued participation in retirement plans or payments in lieu thereof (3)	32,117	32,117	—	—
Perquisites and other personal benefits	—	—	—	—
Market value of equity awards vesting on termination (5)	—	132,777	—	—

Total	643,442	776,219	—	—

(1)

Severance payments are payable upon a termination of the NEO by the Corporation without cause or by the NEO for good reason. These severance payments are described in more detail under “Payments under Employment Agreements” above.

(2)

The amount shown reflects the cost to the Corporation of the NEO’s continued participation for the severance periods described above in the Corporation’s dental, medical, executive medical and group life insurance plans (including a tax gross-up on the dental and medical costs).

(3)	The amounts shown reflect payment of amounts equivalent to the cost of the Corporation’s matching contributions and “savings plus” feature contributions to the 401(k) Plan and the SRSP.
(4)	The amount shown reflects the value of office space, administrative assistance and related expenses for 12 months for Mr. Collins and for Mr. Willmott.
(5)

The amounts shown reflect the market value of the equity awards that would vest upon the termination of employment. For stock options and SARs, this value is calculated as the difference between the exercise price of the options/SARs and the closing market price on December 30, 2011 of $14.52 per share, multiplied by the number of shares subject to the option/SAR that vest upon the applicable termination of employment.

EMPLOYMENT AGREEMENTS

The Corporation has entered into Agreements with all of the NEOs. The terms of the Agreements provide that each executive will be paid a base salary, be eligible to participate in the Corporation’s incentive plans with target bonuses generally at least equal to 50% of base salary, be eligible to participate in the Corporation’s stock option or other equity incentive programs and in all other benefit plans, arrangements and perquisites generally available to Executive Officers.

The duration of the Agreements is a rolling two-year term for Messrs. Collins, Jenness, Saito and Willmott, each of which is automatically extended one day for each day employed until such time as either party gives notice to cease the automatic extension and, in such event, the Agreement then continues for its remaining term. The amendment and restatement of Mr. Irving’s Agreement, dated January 1, 2011, which is described further below, provided for a term that ran until December 31, 2011, and Mr. Irving retired on December 31, 2011. Each Agreement has a clause that prohibits the executive, for one to two years following the termination of employment, from competing directly or indirectly with the Corporation or disclosing proprietary or confidential information.

The Agreements also contain provisions for severance payments and benefits if the Corporation terminates an executive’s employment for reasons other than death, disability or “cause” (as defined in the Agreements), or, if the executive terminates his employment for “good reason” (as defined in the Agreements). The severance provisions applicable to the NEOs are described above under “Payments Under Employment Agreements.”

Mr. Collins’ Agreement, which became effective October 19, 2009, provided that he would be employed as President, Chief Operating Officer and CEO Designate of the Corporation. He became President and CEO at the close of business on December 18, 2009. He was elected Chairman and CEO on May 27, 2010. His base salary for 2011 was $565,000, and is subject to adjustment in 2012 and later years. His target bonus under the EMAIP was $500,000 (88.5% of base salary) for 2011. Mr. Collins was reimbursed for membership dues, initiation fees and any assessments at a country club of his choice in the Portland area in 2011, and similar reimbursements are expected to continue in 2012. He will also be provided with an annual physical examination and a financial and tax consultant for personal financial and tax planning.

Mr. Jenness’ Agreement provides for a base salary of $365,000, participation in the EMAIP with a target bonus of 50% of base salary and participation in the Corporation’s other benefit programs. Mr. Jenness’ Agreement was amended December 30, 2010, to provide that, upon certain terminations, the bonuses payable for the severance period would be based upon his “average bonus,” to specifically limit any severance payments to the cap provided by Code Section 280G and to clarify certain provisions relating to compliance with Section 409A. Mr. Jenness will also be provided with an annual physical examination and a financial and tax consultant for personal financial and tax planning.

Mr. Willmott’s Agreement, which became effective December 14, 2009, provided that he would be employed as Senior Vice President – Corporate Development and Strategy of the Corporation and receive a base salary of $350,000. Effective March 10, 2011, he was elected President and Chief Operating Officer; his base salary was increased to $500,000; and his EMAIP target bonus was increased to 80% of base salary.

Mr. Willmott was reimbursed for membership dues, initiation fees and any assessments at a country club of his choice in the Portland area in 2011, and similar reimbursements are expected to continue in 2012. He will also be provided with an annual physical examination and a financial and tax consultant for personal financial and tax planning.

Mr. Saito’s Agreement provides for a base salary of $365,000, participation in the EMAIP with a target bonus of 50% of base salary and participation in the Corporation’s other benefit programs. Mr. Saito’s Agreement was amended December 30, 2010, to provide that, upon certain terminations, the bonuses payable for the severance period would be based upon his “average bonus,” to specifically limit any severance payments to the cap provided by Code Section 280G and to clarify certain provisions relating to compliance with Section 409A. Mr. Saito’s Agreement contains certain provisions relating to the effect of any sale of his respective business units and also provides him with an annual physical examination and a financial and tax consultant for personal financial and tax planning.

Mr. Irving’s Agreement was amended as of January 1, 2011, generally to provide for the transitioning during 2011 of his duties and responsibilities to his successor and for his retirement from the Corporation on December 31, 2011. Mr. Irving retired on December 31, 2011. The amended Agreement provided for a base salary of $365,000, participation in the EMAIP with a target bonus of 50% of base salary and continuation of his participation in the Corporation’s other benefit programs. The amended Agreement also provided that if Mr. Irving remained employed until December 31, 2011 all of his outstanding equity awards would become fully vested and immediately exercisable. Upon his retirement, Mr. Irving and his dependents became entitled to retiree healthcare coverage from the Corporation that cannot be terminated. Mr. Irving was covered by the Corporation’s Executive Life Insurance Program. Mr. Irving was also provided with an annual physical examination and a financial and tax consultant for personal financial and tax planning.

All of the Agreements are intended to comply with the requirements of Section 409A of the Code, and, among other things, provide, under certain circumstances, for a six-month delay in payments to the executive upon termination of employment, as required by Section 409A.

Employee Stockholder Agreement

In connection with the Merger and Recapitalization of the Corporation that occurred in August, 1999, the Corporation entered into an Employee Stockholder Agreement (the “Stockholder Agreement”) with its then principal stockholder and certain employees, including Messrs. Irving and Saito among the NEOs, as well as certain former management employees. The Stockholder Agreement sets forth terms and restrictions relating to common stock either purchased by the particular executive in the Merger and Recapitalization (“Purchased Shares”) or received by an NEO through the exercise of stock options and SARs (“Option Shares”) under the 1999 Stock Incentive Plan. Under certain circumstances, in the event that the Corporation registers shares under the Securities Act of 1933, as amended (except for registrations related to exchange offers or benefit plans), the executives have the right to have their shares concurrently registered and sold. The Purchased Shares and Option Shares owned by the executives are also subject to “put” and “call” rights that entitle the Corporation to purchase from the executive and the executive to sell to the Corporation, his or her Purchased Shares and Option Shares at fair market value if the executive’s employment is terminated under specified circumstances.

CLIMATE CHANGE AND ITS POTENTIAL IMPACT

For a discussion of the potential effect of climate change and regulations relating thereto on the Corporation’s business, the discussion at Item 1, page 8 of the Corporation’s Annual Report on Form 10-K filed with the SEC is incorporated by reference herein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934, as amended and the rules thereunder require that the Corporation’s Directors, Executive Officers and persons who beneficially own more than 10% of any class of equity securities of the Corporation file reports of ownership and changes in ownership with the SEC and NYSE and furnish the Corporation with copies.

Based on the review of copies of such forms received by it, or written representations from certain reporting persons, the Corporation believes that all filing requirements applicable to its Directors, Officers and greater than 10% beneficial owners were complied with during 2011.

SECTION 303A.12 CERTIFICATIONS TO THE NYSE

On June 1, 2011, Mr. Joshua L. Collins, Chief Executive Officer, signed and submitted to the NYSE the CEO Certification required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual (“Manual”). On June 1, 2011, Mr. Richard H. Irving, III, Senior Vice President, General Counsel and Secretary of the Corporation at the time of such filing, signed and submitted to the NYSE the Annual Written Affirmation, including Exhibit G, required by Section 303A.12(c) of the Manual.

These documents relate to corporate governance, and are separate and distinct from the four certifications to the SEC, two each by the Chairman and Chief Executive Officer and by the Senior Vice President and Chief Financial Officer, that relate to financial accounting, reporting and control, two of which are contained in, and two of which constitute exhibits to, the Corporation’s Annual Report on Form 10-K filed with the SEC.

SECTION 303A.14 – WEBSITE AVAILABILITY OF CERTAIN DOCUMENTS

The Corporation has posted the following documents at its website, www.blount.com:

1.	Nominating & Corporate Governance Committee Charter (revised 2007);

2.	Compensation Committee Charter;

3.	Audit Committee Charter (revised 2004);

4.	Corporate Code of Ethics for the CEO, CFO and Financial Reporting and Control Personnel;

5.	Audit and Non-Audit Services Pre-Approval Policy of the Audit Committee;

6.	Code of Conduct (revised 2004); and

7.	Corporate Governance Guidelines (revised 2005).

These can be accessed by clicking on the “Investor Relations” section of the above website, and then on the “Corporate Governance” subsection.

These documents are also available in hard copy by sending a written request to the attention of the Secretary, Blount International, Inc., 4909 SE International Way, Portland, OR 97222.

CERTAIN TRANSACTIONS AND OTHER MATTERS

Policy on Related Person Transactions

All relationships and transactions involving the Corporation and a Director or Executive Officer or the immediate family members of either are reviewed annually by the Corporation’s Office of the Secretary upon a duly diligent inquiry. In addition, historically, many such relationships have been the subject of arm’s length contractual arrangements negotiated by the Corporation’s management and legal staff and approved or ratified by the Board. To the extent any such relationship or transaction arises and is deemed to be potentially material by the legal staff, where any of the Corporation’s directors, Executive Officers or 5% stockholders had, has or will have a direct or indirect material interest and the amount involved exceeds $120,000, it is reviewed by the Audit Committee or Nominating & Corporate Governance Committee, depending upon the subject matter or nature of the relationship, and then presented to the full Board whenever the relevant Committee so recommends. At each level, if the matter involves a member of the relevant Committee or Board, that member does not participate in the deliberations or vote, but his or her presence may be counted in determining whether there is a quorum for the particular meeting. This would be the case, for example, with respect to a meeting of the Board to authorize a transaction, to approve a contract or to ratify a payment between the Corporation and a Related Party. Any Director affiliated with such party would participate neither in the discussion nor in the vote. There were no such relationships or payments during or applicable to fiscal year 2011.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Approved by Stockholders

2006 Equity Incentive Plan, see description under “Long-Term Equity Incentive Compensation” above.

Equity Compensation Plan Not Approved by Stockholders

2006 Non-Employee Director Deferred Stock Unit Plan, see description under “Compensation of Directors” above.

Summary Table

The following table sets forth certain information as of December 31, 2011 with respect to compensation plans under which shares of the Corporation’s common stock may be issued.

Plan Category	No. Shares to be Issued upon Exercise of Outstanding Awards (1)		Weighted Average Per Share Exercise Price of Outstanding Options and SARs (2)		No. Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares in Column 1) (3)
Equity compensation plan approved by stockholders:
2006 Equity Incentive Plan	3,902,457		$11.79		2,253,513
Equity compensation plan not approved by stockholders:
2006 Non-Employee Director Deferred Stock Unit Plan	59,145	(4)	Not Applicable	(5)	—	(6)

(1)

Represents shares of common stock issuable upon exercise of outstanding options and SARs granted under the 1999 Stock Incentive Plan, outstanding options granted under the 2000 Stock Incentive Plan and options, stock-settled SARs, restricted shares and RSUs granted under the 2006 Equity Plan. The stockholders approved the 2006 Equity Plan on April 25, 2006, and shares remaining available for grant under the 1999 and 2000 Stock Incentive Plans were transferred to the total shares available under the 2006 Equity Plan.

(2)	Does not apply to shares of restricted stock or restricted stock units, which do not have an “exercise price.”
(3)	Includes shares of common stock available for future grants under the 2006 Equity Plan.

(4)

Represents the number of shares credited to the accounts of participating Directors who elected to receive some or all of their respective quarterly stipends, chairman fees or meeting participation fees in stock in lieu of cash. See discussion and table under “Compensation of Directors” above.

(5)

The awards under the Director Deferred Plan do not have an “exercise price,” and therefore, are not taken into account in terms of “weighted average exercise price.” The number of shares is credited to the individual account maintained in the name of each of the participating Directors.

(6)

There is no limit under the Director Deferred Plan that corresponds to shares remaining available for future issuance under equity compensation plans utilizing other equity awards. The shares credited to accounts maintained in the names of the participating Directors will come from the Corporation’s treasury stock or will be purchased on the open market.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), the Corporation is asking its stockholders to vote, on an advisory basis, on the compensation of its NEOs as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Corporation’s stockholders the opportunity to express their views on the compensation of the Corporation’s NEOs. At last year’s annual meeting, the stockholders of the Corporation approved, on an advisory basis, a yearly advisory vote on executive compensation. As such, the Corporation has decided to hold a say-on-pay vote at each annual meeting.

Compensation Program and Philosophy

Our executive compensation program is designed to attract, reward and retain key employees, including our Named Executive Officers, who are critical to the Corporation’s long-term success. Stockholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for greater detail about the Corporation’s executive compensation programs, including information about the fiscal year 2011 compensation of the NEOs.

The Corporation is asking the stockholders to indicate their support for the compensation of the Corporation’s Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory, non-binding basis, the compensation of the Corporation’s Named Executive Officers as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections, and the related compensation tables, notes, and narrative in the Proxy Statement relating to the Corporation’s 2012 Annual Meeting of Stockholders.”

Advisory approval of the compensation of the Named Executive Officers requires the affirmative vote of a majority of the shares present at the Meeting, in person or by proxy, and entitled to vote on the proposal at the Meeting. Even though this say-on-pay vote is advisory and therefore will not be binding on the Corporation, the Compensation Committee and the Board value the opinions of the Corporation’s stockholders. Accordingly, to the extent there is a significant vote against the compensation of the Named Executive Officers, the Board will consider the stockholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

You may vote “for,” “against,” or “abstain” from the proposal to approve on an advisory basis the compensation of our Named Executive Officers.

RECOMMENDATION OF THE BOARD OF DIRECTORS:

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the calendar year ending December 31, 2012. Although stockholder ratification is not required, the Board has determined that it would be desirable to request an expression from the stockholders as to whether or not they concur with this appointment.

PricewaterhouseCoopers LLP, including Coopers & Lybrand LLP prior to its merger with Price Waterhouse LLP, has served as auditors of the Corporation and its subsidiaries from year to year since 1972. The Corporation has been advised by PricewaterhouseCoopers LLP that they do not have any direct financial interest or any material indirect financial interest in the Corporation or any of its subsidiaries, and that during the above time, PricewaterhouseCoopers LLP has not had any connection with the Corporation or its subsidiaries in a capacity of promoter, underwriter, voting trustee, Director, Officer or employee.

PricewaterhouseCoopers LLP proposes to bill or has billed the Corporation the following amounts for professional services during 2011 and 2010, all of which PricewaterhouseCoopers LLP has advised were provided at customary rates and terms:

	2011 ($)	2010 ($)
Audit Fees:	1,502,139	1,048,117
Audit Related Fees:	916,625	623,051
Tax Fees:	153,052	170,243
Subtotal:	2,571,816	1,841,411

All Other Fees and Expenses(1):	195,202	—
TOTAL	2,767,018	1,841,411

Audit fees for the years ended December 31, 2011 and 2010, respectively, were for professional services rendered for the audits of the consolidated financial statements on the effectiveness of internal controls over financial reporting of the Corporation, as well as for statutory audits of certain foreign subsidiaries. Fees also include out-of-pocket and other expenses.

Audit Related Fees for the years ended December 31, 2011 and 2010 were for assurance and related services, including services provided to the Corporation for the acquisitions of Woods/Tisco and PBL in 2011 and SpeeCo and KOX in 2010.

Tax Fees for the years ended December 31, 2011 and 2010, respectively, were for services related to tax compliance, including preparation of tax returns and claims for refund, and tax planning.

All Other Fees and Expenses for the year ended December 31, 2011 represents advisory services related to a factory site selection in Europe.

The Audit Committee of the Board, pursuant to its pre-approval policies and procedures for audit and non-audit services, approved in advance all non-audit services rendered by PricewaterhouseCoopers LLP during 2011 and concluded that such services did not affect the independence of the auditors. Please also refer to the Audit Committee Report above.

Representatives of PricewaterhouseCoopers LLP (in person or by telephonic conference) and of the Audit Committee of the Board (in person) will be present at the Meeting and will have the opportunity to make a statement if they desire to do so. Those representatives will also be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS:

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CORPORATION FOR THE 2012 CALENDAR YEAR. IF THE STOCKHOLDERS DO NOT RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP BY A MAJORITY OF VOTES CAST, THE BOARD WILL RECONSIDER THE APPOINTMENT.

STOCKHOLDERS’ AND OTHER INTERESTED PARTIES’ COMMUNICATIONS WITH BOARD OF DIRECTORS

Stockholders and other interested parties interested in communicating information or inquiries to the Board, its Committees or any specific Director should do so by submitting a written communication to:

Board of Directors

Blount International, Inc.

4909 SE International Way

Portland, Oregon 97222

To the Attention of: General Counsel

The General Counsel will open and read the written submission only to confirm that it relates to the business of the Corporation, and, if so, will send the communication in its entirety to the Chairman of the Board (or to the addressee specified, if any) without comment. Any such communication should include the stockholder’s or other party’s name, address, other contact information and, if applicable, number of shares of the Corporation’s common stock owned.

STOCKHOLDERS’ PROPOSALS FOR 2013 ANNUAL MEETING

Stockholders may present proposals that are proper subjects for inclusion in the Proxy Statement and for consideration at the Annual Meeting of Stockholders in 2013. In order to be considered, proposals must be submitted on a timely basis. Stockholder proposals intended for inclusion in next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must be received by the Corporation no later than December 25, 2012. Stockholder proposals for consideration at the Annual Meeting of Stockholders in 2013 that are made outside of Rule 14a-8 (or any other proxy access rule providing a notice period) under the Exchange Act must comply with the requirements of Article II, Section 7 of the Corporation’s Bylaws, as amended, and must be received no earlier than January 24, 2013 and no later than February 23, 2013. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Corporation. Stockholder proposals may be subject to additional notice requirements under any proxy access rules adopted by the SEC subsequent to the date of this Proxy Statement.

GENERAL INFORMATION

The expenses of soliciting proxies will be paid by the Corporation. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy soliciting materials to beneficial owners of the Corporation’s common stock, and the Corporation will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with this solicitation.

By Order of the Board of Directors,

/s/ Chad E. Paulson _____________________________________
Chad E. Paulson Vice President, General Counsel and Secretary

Portland, Oregon

April 24, 2012

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two other voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 24, 2012.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/BLT • Follow the steps outlined on the secured website.

Vote by telephone

•    Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold	+
	01 - Robert E. Beasley, Jr.	☐	☐	02 - Ronald Cami			☐	☐	03 - Andrew C. Clarke	☐	☐

	04 - Joshua L. Collins	☐	☐	05 - Nelda J. Connors			☐	☐	06 - Thomas J. Fruechtel	☐	☐

	07 - E. Daniel James	☐	☐	08 - Harold E. Layman			☐	☐	09 - David A. Willmott	☐	☐

				For	Against	Abstain				For	Against	Abstain
2.	To pass as an advisory vote a resolution approving certain executive compensation.			☐	☐	☐	3.	To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation for the year ending December 31, 2012.		☐	☐	☐
4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	+

Dear Stockholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Corporation that require your immediate attention. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares. Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Blount International, Inc.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Blount International, Inc.

4909 SE International Way

Portland, Oregon 97222

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting of Stockholders on May 24, 2012

The undersigned, revoking previous proxies, if any, relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated April 24, 2012 in connection with the Annual Meeting of Stockholders to be held at 10:00 A.M., E.D.T., on Thursday, May 24, 2012, in the Sheraton New York Hotel and Towers, Conference Room H - Lower Lobby, 811 7th Avenue on 53rd Street, New York, NY 10019, and hereby appoints HOLLY TAFT and CHAD E. PAULSON, or either one of them acting in the absence of the other, the proxies of the undersigned, with power of substitution to each, to represent and vote, as designated on the reverse side, all shares of Common Stock of Blount International, Inc. registered in the name provided herein as of March 26, 2012 that the undersigned is entitled to vote at the 2012 Annual Meeting of Stockholders, and at any adjournment thereof, with all powers the undersigned would have if personally present, including without limitation the right to transact such other business as may properly come before the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSALS 2 AND 3.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.